     As filed with the Securities and Exchange Commission on March 28, 2000
                                                        Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                           PACIFIC MERCANTILE BANCORP
             (Exact name of registrant as specified in its charter)

                                --------------

   California                        6712                         33-0898238
(State or other         (Primary Standard Industrial          (I.R.S. Employer
jurisdiction of          Classification Code Number)         Identification No.)
incorporation or
 organization)

                      450 Newport Center Drive, Suite 100
                        Newport Beach, California 92660
                                 (949) 644-8040
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                              RAYMOND E. DELLERBA
                      450 Newport Center Drive, Suite 100
                        Newport Beach, California 92660
                                 (949) 644-8040
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
          BEN A. FRYDMAN, ESQ.                    JOHN J. HALLE, ESQ.
    Stradling Yocca Carlson & Rauth                 Stoel Rives LLP
  660 Newport Center Drive, Suite 1600     900 S.W. Fifth Avenue, Suite 2600
    Newport Beach, California 92660           Portland, Oregon 97204-1268
             (949) 725-4000                          (503) 224-3380

                                --------------

  Approximate date of commencement of the proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================
          Title of Each
    Class of Securities to be      Proposed Maximum Aggregate    Amount of
            Registered                  Offering Price(1)     Registration Fee
------------------------------------------------------------------------------
Common Stock, without par
 value(2).........................        $47,437,500            $12,523.50
================================================================================
(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.
(2) Includes 450,000 shares issuable upon exercise of Underwriter's over-allotment option.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement + +filed with the Securities and Exchange Commission becomes effective. This + +preliminary prospectus is not an offer to sell these securities nor does it + +seek offers to buy these securities in any jurisdiction where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 28, 2000

                                3,000,000 Shares

               [LOGO OF PACIFIC MERCANTILE BANCORP APPEARS HERE]

                           Pacific Mercantile Bancorp

                                  Common Stock

  We are offering 3,000,000 shares of our common stock with this prospectus. We expect that the public offering price will be between $12.50 and $15.00 per share. Prior to this offering, there has been no public market for our shares. We have applied for quotation of our shares on the NASDAQ National Market under the symbol "PMBC."

  Prior to completion of this offering we will be issuing, as our initial issuance of shares, a total of 3,720,162 shares of our common stock in exchange for all of the outstanding shares of Pacific Mercantile Bank, a California state chartered bank. As a result of that issuance and exchange of shares, Pacific Mercantile Bank will become our sole subsidiary.

  Pacific Mercantile Bank's shares are quoted on the NASDAQ OTC Bulletin Board under the symbol "PQBH." However, trading in its shares has been limited and sporadic. The last reported sale price, on March 27, 2000, was $10 1/16 per share, adjusted for a two-for-one stock split of the Bank's shares that will become effective on April 14, 2000.

                                  -----------


            Investing in the shares involves a high degree of risk.
                    See "Risk Factors" beginning on page 8.

                                  -----------

                                                           Per Share Total
                                                           --------- -----
      Initial public offering price.......................   $       $
      Underwriting discount...............................   $       $
      Proceeds before expenses............................   $       $

  We estimate the cash expenses will be approximately $812,500 and will include a non-accountable expense allowance to the managing underwriter equal to 1% of the gross offering proceeds. We have also agreed to issue a warrant to the managing underwriter, the terms of which are described under the heading "Underwriting."

  The underwriters may purchase up to an additional 450,000 shares from us at the public offering price, less underwriting discount, within 45 days from the date of this prospectus, to cover over-allotments.

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is unlawful for any person to state otherwise.

                                  -----------

                        Paulson Investment Company, Inc.

              The date of this Prospectus is               , 2000.

                             [Photographs/Graphics]


                            [On reverse of 1st page]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
   Prospectus Summary....................................................   4
   The Offering..........................................................   6
   Summary Financial Data................................................   7
   Risk Factors..........................................................   8
   Forward Looking Statements............................................  18
   The Holding Company Reorganization....................................  18
   Use of Proceeds.......................................................  19
   Trading History.......................................................  19
   Dividend Policy.......................................................  19
   Capitalization........................................................  20
   Dilution..............................................................  21
   Selected Financial Data...............................................  22
   Management's Discussion and Analysis of Financial Condition and
    Results of Operations ...............................................  23
   Business..............................................................  31
   Management............................................................  49
   Principal Shareholders................................................  56
   Description of Capital Stock..........................................  57
   Shares Eligible for Future Sale.......................................  58
   Underwriting..........................................................  59
   Legal Matters.........................................................  62
   Experts...............................................................  62
   Where You Can Find More Information...................................  62
   Index to Consolidated Financial Statements............................ F-1

                               ----------------

  You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If any one provides you with different or inconsistent information, you should not rely on it. Information contained on our Web site does not constitute a part of this prospectus. The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our common stock is sold.

  We are not, and the underwriters are not, making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

  Information regarding historical growth in the use of the Internet and online banking services is derived from published reports. Information regarding the demographics of Orange County is derived from data published by the U.S. Bureau of the Census. Data regarding the banking industry was derived from the FDIC Institution Directory.

  Pacific Mercantile Bank(TM) and PMB Internet Bank(TM) are trademarks of Pacific Mercantile Bancorp. All other brand names or trademarks appearing in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before purchasing our shares. Therefore, you should read the prospectus in its entirety, including the financial statements and related footnotes appearing elsewhere in this prospectus. References to "we," "us," "our" and the "Bancorp" generally refer to Pacific Mercantile Bancorp and our sole subsidiary, Pacific Mercantile Bank, on a consolidated basis, and the term "Bank" generally refers to Pacific Mercantile Bank.

                           PACIFIC MERCANTILE BANCORP

  On the completion of this offering we will own Pacific Mercantile Bank, a California state chartered commercial bank, which will be our sole subsidiary. The Bank, which is based in Orange County, California, offers to its customers, primarily small and medium size businesses and professional firms:

  . the best attributes of a community bank, which are personalized and responsive service; and

  . the added flexibility and convenience of conducting, reliably and securely, an increasing number of banking and other financial transactions, 24 hours per day, 7 days per week, at our Internet Web site, www.pmbank.com.


  The Bank commenced operations in March 1999 in response to the consolidation of the banking industry, particularly in Southern California, where the number of locally based banks has declined by nearly 50% since 1985, and the recent rapid growth in electronic commerce that has made it possible for banking to be conducted over the Internet. We believe that, due primarily to that consolidation, small and medium size businesses and professional firms are increasingly being overlooked and underserved by large regional and out-of-state banks. Therefore, we believe that we have an opportunity to attract such customers from those larger banks by offering higher levels of personal, more responsive service. At the same time, we believe that the wide range of business banking services, such as Internet banking and automated clearinghouse origination services, that we can offer to this segment of the banking market gives us an advantage in competing with other independent and community banks, many of which do not currently offer such services and cannot cost-effectively develop them.

  We have grown rapidly during our first year of operations. As of March 15, 2000, our assets and our deposits had grown to $115,100,000 and $98,800,000, respectively, and we had a total of 1,600 deposit customers, of which approximately 700 were conducting at least some of their banking transactions with us over the Internet. Business customers accounted for approximately 80% of our deposits.

  Our Internet banking system enables our customers to conduct many of their commercial banking and other financial transactions with us online, making it more convenient and less expensive for them to bank with us. We launched our Internet banking system in April 1999, and since then we have increased the range of online banking services that are available to our customers and the number of online banking transactions that they can conduct. Those online services and transactions, which have been designed to address the special needs of small and medium size businesses and professional firms, include:

  . opening bank accounts, viewing account activity and the front and back sides of checks drawn on their accounts, and printing bank statements;

  . processing credit card payments and originating and processing payments by electronic debit or electronic checks;

  . paying bills and payroll, transferring funds between accounts at the Bank and ordering cash, which may be delivered by armored car; and

  . downloading, on a secure basis, information regarding their banking transactions from our Web site into their computerized accounting systems, thereby making it easier for our business customers to record and manage cash transactions.

  We believe that our Internet banking system, infrastructure and capabilities position us to capitalize on the growth of the Internet and provide us with a competitive advantage over a large proportion of the banks with which we compete. According to the FDIC, as of June 1999, although approximately 30% of the 3,000 federally insured banks and thrift institutions in the United States had Web sites, only about 635 of those banks and thrift institutions offered their customers the ability to conduct online banking transactions at their Web sites.

  An important element of our strategy is to focus our marketing efforts on small and medium size businesses, professional firms and individuals, many of which desire "relationship banking" and make their decisions when selecting a bank primarily on the basis of the breadth, convenience, responsiveness and timeliness of the services offered and, to a lesser extent, on the cost of those services. We believe this strategy differentiates us from many Internet-only banks that, due to a lack of a local presence or a lack of experience in providing business banking services, focus primarily on attracting consumers who are more rate and cost sensitive and who, therefore, are more willing to change banks based primarily on rate and pricing considerations.

  We believe our strategy, with its focus on business customers, requires a local presence as well as an Internet presence to offer personalized services to our customers. The Bank currently operates two branch banking offices, located in Newport Beach and San Clemente, California, where we provide a full range of on-site commercial banking services to our customers, most of whom currently are located in Orange County. According to government statistics, Orange County is the seventh most affluent county in the United States among counties with populations in excess of 1,000,000, but it has only one locally headquartered bank per 306,772 people in the county, as compared to one locally headquartered bank per 109,752 people in California as a whole and per 31,845 people in the nation.

  We also plan to extend our market areas by establishing "express business banking offices" designed primarily to serve the needs of the business customer. These offices will be smaller in size and less costly to establish than traditional branch banking offices because our computer and Internet banking systems will make it possible to process banking transactions remotely, eliminating the necessity of maintaining recordkeeping and other administrative functions at those offices. Additionally, our Internet banking system enables our business customers to obtain account information and process a growing number of banking transactions from their office computers, reducing the volume of transactions that must be processed at these offices.

  We intend to take advantage of opportunities that may arise to acquire other community banks in selected communities, located both within and in states contiguous to California, which have experienced a consolidation of banks and which have demographics similar to those in Orange County, particularly in terms of the number of small and medium size businesses located there. Our strategy will be to retain the local identities and the local managements of the community banks we may acquire in order to provide continuity of service to their customers, and then add new services, including Internet banking services, that will be attractive to their customers.

  Our principal executive offices are located at 450 Newport Center Drive, Suite 100, Newport Beach, California 92660, telephone (949) 644-8040. Our Web site is located at www.pmbank.com. Information contained on our Web site is not a part of this prospectus.

  The Bancorp was organized in January 2000 for the sole purpose of becoming the parent holding company of the Bank. This will be accomplished prior to the completion of this offering by means of a merger in which the Bancorp will issue, as its initial issuance of shares, a total of 3,720,162 shares of common stock to the shareholders of the Bank in exchange for all of their Bank shares, thereby making the Bank our sole subsidiary. Prior to that merger, we will have only nominal assets and we will not have conducted any business operations. All financial and other data in this prospectus gives retroactive effect to this merger and our resulting acquisition of the Bank as if they had occurred at the inception of the Bank in May 1998 and to a two-for-one stock split of the Bank's outstanding shares that is to become effective on April 14, 2000.

                                  THE OFFERING

 Shares Offered.......................... 3,000,000 shares of common stock

 Offering Price.......................... $13.75 per share of common stock, which is the mid-point of the price
                                          range of $12.50 to $15.00 set forth
                                          on the cover page of this prospectus

 Common Stock Outstanding:

    Before the Offering.................. 3,720,162 shares

    After the Offering................... 6,720,162 shares

 Use of Proceeds......................... To contribute capital to the Bank to fund increases in earning assets, to
                                          open additional banking offices and
                                          for other general corporate purposes,
                                          including possible acquisitions of
                                          other banks.

 Proposed NASDAQ National Market Symbol.. PMBC

  The 3,720,162 shares of common stock that will be outstanding prior to this offering will be issued, as our initial share issuance, to the shareholders of Pacific Mercantile Bank in exchange for their shares of Bank stock.

  The 6,720,162 shares that will be outstanding after the offering will include the shares offered by this prospectus, but will exclude:

  . a total of 660,806 shares that will be subject to outstanding stock options, with a weighted average exercise price of $5.18 (both as adjusted for the Bank's stock split):

  . a total of 345,800 shares that will have been set aside for future stock options;

  . any shares that may be sold in this offering as a result of the exercise of the underwriter's overallotment option; and

  . 300,000 shares that will be subject to underwriters' warrants that will be issued on completion of this offering and will be exercisable beginning one year thereafter, at a price equal to 120% of the public offering price set forth on the cover page of this prospectus.

                             Summary Financial Data

  The summary financial information presented below is derived from the Bancorp's audited financial statements for the periods indicated. The summary financial information should be read in conjunction with the Bancorp's financial statements and other related information included elsewhere in this prospectus.

                                                                  Inception
                                                  Year Ended   (May 29, 1998)
                                                 December 31,  to December 31,
                                                   1999(1)         1998(1)
                                                 ------------  ---------------
Statement of Operations Data:
Total interest income........................... $ 2,100,100     $     2,600
Total interest expense..........................     880,000             --
                                                 -----------     -----------
Net interest income.............................   1,220,100           2,600
Provision for loan losses.......................     750,000             --
                                                 -----------     -----------
Net interest income after provision for loan
 losses.........................................     470,100           2,600
Non-Interest income.............................     131,600             --
Non-Interest expense............................  (3,351,300)       (243,600)
                                                 -----------     -----------
Loss before income taxes........................  (2,749,600)       (241,000)
Income tax expense..............................        (600)         (1,200)
                                                 -----------     -----------
Net loss........................................ $(2,750,200)    $  (242,200)
                                                 ===========     ===========
Basic and diluted loss per share outstanding.... $     (1.12)        N/A
                                                 ===========     ===========
Basic and diluted weighted average number of
 shares outstanding.............................   2,466,114         N/A
                                                 ===========     ===========

                                                     At December 31, 1999
                                                 -----------------------------
                                                    Actual     As Adjusted(2)
                                                 ------------  ---------------
Balance Sheet Data:
Cash and cash equivalents(3).................... $38,498,200     $76,048,200
Total loans (net of allowance for loan
 losses)(4).....................................  47,043,200      47,043,200
Total assets....................................  91,165,400     128,715,400
Total deposits..................................  74,500,200      74,500,200
Total shareholders' equity......................  16,018,400      53,568,400

--------
(1) For accounting purposes, the inception of the Bancorp is deemed to have occurred in May 1998, when the organizers of the Bank established an organizing committee to file necessary applications for regulatory approvals and begin preparations for the opening of the Bank. Pursuant to those regulatory approvals, the Bank was incorporated in November 1998 and it received its charter, completed its initial issuance and sale of shares and commenced banking operations on March 1, 1999. As a result, prior to March 1, 1999, the Bancorp had not issued any shares nor generated any revenues from operations.

(2) Reflects our receipt of the estimated net proceeds from the sale of 3,000,000 shares of our common stock offered by this prospectus at an assumed public offering price of $13.75 and the application of the estimated proceeds described in "Use of Proceeds."

(3) Cash and cash equivalents include cash and due from other banks and federal funds sold and, on an as adjusted basis, the net proceeds of this offering.

(4) Includes $2,700,000 of loans held for sale as of December 31, 1999.

                                  RISK FACTORS

  An investment in our common stock involves a high degree of risk. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus, before purchasing shares in this offering. If the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer, and the trading price of our common stock could fall, causing you to lose some or all of your investment in the shares we are offering.

  The shares we offer are not savings accounts, deposits or other obligations of a bank. The shares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

We have a limited operating history, and our future performance is difficult to predict.

  We commenced our banking operations on March 1, 1999. As a result, we have a limited operating history, which makes it difficult to predict our future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in the new and rapidly evolving market for electronic banking. To address these risks, we must, among other things, build our customer base, respond to competitive developments, continue to attract, retain and motivate qualified employees, and continue to upgrade our technologies, products and services. We cannot assure you that we will succeed in addressing these risks.

We have incurred losses to date and we expect to incur additional losses.

  We have incurred a cumulative operating loss since our inception through December 31, 1999 of $2,992,400, and we expect to incur operating losses for at least the next six months. Our business model requires that we increase loans, deposits and revenues substantially in order to achieve sustained profitable operations. However, even if we substantially increase loans, deposits and revenues, we cannot assure you that our operations will achieve or sustain profitability. Further, even if we achieve profitability in our current locations, we may find it difficult to achieve or maintain profitability in other locations into which we may expand and the lack of profitability of such other locations may cause our overall business to sustain losses.

We have grown rapidly since we commenced operations and expect rapid growth to continue.

  Since we began operations in March 1999, we have grown rapidly, reaching total assets of $115,100,000 and total deposits of $98,800,000 as of March 15, 2000. Our business plan calls for continued rapid growth that will require substantial changes in all of our operating systems, including physical facilities and equipment, accounting and other computer systems, personnel, regulatory compliance systems and management structures. Such changes will make substantial demands on the time and attention of management and will require us to predict accurately the nature and timing of, and to prepare effectively for, the changes necessary to support our growth. The failure to prepare appropriately and on a timely basis for growth could cause us to experience inefficiencies or failures in our service delivery systems, regulatory problems, an erosion in customer confidence, unexpected expenses or other problems. Moreover, various facilities, services or other resources that we may require to support growth may not be available to us on a timely or cost-effective basis, or at all. We cannot assure you that we will be able to adequately manage our growth.

Our industry is competitive.

  Larger Financial Institutions Dominate Our Primary Service Areas. Large multi-regional and multi-state banks dominate the commercial banking industry in California and, more specifically, in the Bank's primary service areas in Southern California. By virtue of their larger capital, such institutions are able to make larger loans than the Bank can make and are able to amortize some of their fixed costs over a larger revenue base. They also have broader networks of banking locations, are geographically diversified and are able to provide certain services or products for their customers, such as trust and investment services and international banking services, which we are not equipped to offer directly. Increasingly, these large banks are affiliated with other financial services providers, such as investment banks, stock brokerages and insurance companies, and can offer their customers a broader range of financial services as well as cross-market to potential customers who approach their affiliated financial services companies for financial services other than banking. As a result of these advantages, some individual and business customers may prefer to establish or maintain banking relationships with the large multi-regional and multi-state banks. Some of these large banks are established under federal law and are therefore exempt from California state regulations applicable to the Bank.

  Competition with other Independent and Community Banks. For a variety of reasons, including the recent formation of our Bank, we may find it difficult to attract customers who have established relationships with other independent or community banks in our service areas, and we may have to incur substantial marketing or infrastructure expenses to attract those customers.

  Competition from Other Financial Service Businesses. In addition to commercial banks, we compete with traditional and nontraditional financial institutions and investment companies, such as savings and loan associations, credit unions, stock brokerage firms, insurance companies and money market and mutual funds, in obtaining deposits, making loans and providing other financial services. Many of those businesses are larger and have more financial resources and market presence than we do, offer a number of financial services that we are unable to provide and are subject to less government regulation than we are as a banking institution. We cannot assure you that we will be successful in competing with these other financial institutions.

We expect the competition for online banking services to intensify.

  Although, the market for electronic banking has only recently begun to develop, it is growing rapidly as many banks and other financial services businesses migrate their businesses onto the Internet. As a result, we expect that competition will intensify in the future. Our ability to compete successfully depends upon:

  . customer service and satisfaction;

  . our market presence;

  . the capacity, reliability and security of our computer and network infrastructure;

  . ease of access to and navigation of the Internet;

  . the timing of introductions of new products and services by our competitors;

  . the competitiveness of our pricing policies; and

  . industry and general economic trends.

  If we cannot provide a high level of personal service, responsiveness and convenience to our customers, maintain a strong market presence, introduce new products and serve customers on a timely, secure and convenient basis via the Internet, our overall performance and financial results may suffer over time. For all of these reasons, we cannot assure you that our efforts to compete with other banks and financial services companies will be successful.

We cannot be sure that the nature or timing of the Internet banking services we propose to offer will be appropriate in light of customer needs and preferences.

  We have invested substantial time and resources in the development and implementation of Internet banking services on the assumption that the provision of these services will afford us a competitive advantage over banks that do not provide such services or that provide inferior services. Although Internet banking is growing rapidly, customer behavior and preferences in this area have not been definitively established. Many customers may choose not to engage in Internet banking for a variety of reasons, including unfamiliarity with the Internet and related equipment, security concerns or subjective preferences. Although the technology to support electronic banking and funds transfer has been widely available to bank customers for at least a decade, many customers still elect to write checks and make deposits without using these capabilities. We will compete for those customers who elect to use Internet banking services with a large number of banks and other financial services companies that have developed or purchased electronic banking and fund transfer systems. If their systems are perceived by our existing or potential customers as being more user-friendly or more secure, or as offering superior features when compared to our Internet banking services, we may not succeed in attracting and retaining online customers in sufficient numbers to make our Internet banking services profitable or justify the costs of providing these services.

Our success depends on the volume and the quality of loans that we are able to make.

  We need to increase loan volume. Interest earned on loans generally exceeds the interest that can be earned on investments and other interest-earning assets of a bank. Our success, like that of other banks, is therefore substantially dependent on our ability to increase our loan business. We cannot assure you that we will succeed in doing so. Banks are subject to lending limits that restrict the total amounts they can loan to any one borrower, or a group of related borrowers, ranging from 15% to 25% of a bank's shareholders' equity. As a result, we will be at a disadvantage when competing with larger banks for the business of borrowers who are seeking loans in excess of our lending limits because, in such cases, we will have to find other banks to join with us in making such loans. Larger banks also may be able to offer better lending terms than we can offer to prospective loan customers. Our success in competing for loans depends on:

  . the quality of service we provide to borrowers, especially the length of time it takes for us to approve and process loans;

  . the terms of the loans that we offer, such as interest rates, loan fees, interest rate adjustment provisions, loan maturities and loan-to-value ratio limitations;

  . the size of the loans that we are able to offer; and

  . general economic factors such as the interest rate environment.

  A deterioration of economic conditions in Southern California in the future could adversely affect our financial performance. The risk of nonpayment of loans is inherent in the banking business, and our operating results will depend, in large measure, on whether we are able to limit losses on the loans that we make. We focus our business in Southern California. In the early 1990's, the Southern California economy experienced an economic recession that increased the level of delinquencies and losses for many of the region's financial institutions. Another economic slow-down or recession in Southern California could have the following consequences, any of which could hurt our operating results or cause us to incur losses:

  . loan delinquencies may increase;

  . problem assets and foreclosures may increase;

  . claims and lawsuits may increase; and

  . demand for our products and services may decline.

  Collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, reducing the value of assets associated with problem loans and reducing collateral coverage of our existing loans.

  Loan loss reserves may not cover actual loan losses. The failure or inability of borrowers to repay their loans is an inherent risk in the banking business. We try to limit that risk by carefully underwriting the loans we make and, in many cases, by requiring borrowers to collateralize their loans with real estate, equipment, their inventories or accounts receivable, that we would seek to sell to recover amounts due us in the event of a failure or the inability of the borrower to repay the loan. Additionally, like other banks, we have established an allowance for estimated losses that we may incur on our loans (which in the banking industry are referred to as non-performing loans). This allowance is created by a charge which reduces income and is regularly reviewed and periodically increased based on judgments and estimates periodically made by our management as to the growth of the Bank's loan portfolio, anticipated changes in economic conditions in our service area and in the financial condition of our borrowers, which are the principal factors that affect the ability of borrowers to repay their loans. We base these allowances on estimates of the following:

  . industry standards;

  . historical experience with and the growth of our loans;

  . evaluation of current and predicted economic conditions;

  . regular reviews of the quality, mix and size of the overall loan portfolio;

  . regular reviews of delinquencies; and

  . the quality of the collateral underlying our loans.

  If the volume of non-performing loans were to exceed the estimates used to establish our allowance for loan losses, we will have to increase that allowance by additional charges that would reduce our operating income and could weaken our financial condition. In that event we also would have less cash and we could be subjected to regulatory sanctions or restrictions which would adversely affect our ability to make future loans.

  In addition,the value of the properties and other assets that collateralize the loans we make could decline after we make those loans, due to changing economic conditions, the imposition of government regulations or use restrictions or the discovery of adverse environmental conditions on those properties. If such a decline in value were to occur, we would have to charge income to reduce the value at which those properties are carried on our financial statements. We also might have difficulty finding buyers that are willing to purchase those properties and, even if we find buyers, the prices at which we will be able to sell those properties may not be sufficient to offset our losses on the non-performing loans. Additionally, if we acquire such properties upon foreclosure of non-performing loans, we could incur liability for any adverse environmental conditions that might exist on the properties.

Environmental laws could force the Bank to pay for environmental problems.

  The cost of cleaning up or paying damages and penalties associated with environmental problems could increase our operating expenses. When a borrower defaults on a loan secured by real property, the Bank may purchase the property in foreclosure or accept a deed to the property surrendered by the borrower. We may also take over the management of commercial properties whose owners have defaulted on loans. We also lease properties where our branches and other facilities are located. While we have lending, foreclosure and facilities guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances may exist on some of the properties that we occupy or that we may acquire from any borrowers. We face the risk that environmental laws could force us to clean up the properties at our expense. It may cost much more to clean a property than the property is worth. We could also be liable for pollution generated by a borrower's operations if we take a role in managing those operations after a default. We may also find it difficult or impossible to sell contaminated properties and, in such event, would have to charge income to reduce the value at which those properties are carried on our financial statements.

We are exposed to risks of natural disasters.

  A major earthquake could result in material loss to the Bank. Our operations are concentrated in Southern California, especially Orange County, California is an earthquake-prone region. Unlike a bank with operations that are more geographically diversified, we are vulnerable to greater losses if an earthquake, fire, flood or other natural catastrophe occurs in Southern California. We have a disaster-recovery plan with offsite data processing resources located in Austin, Texas and Phoenix, Arizona. However, our properties and most of the real and personal property securing loans in our portfolios are in Southern California. Many of our borrowers could suffer uninsured property damage, experience interruption of their businesses or lose their jobs after an earthquake. Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value.

Changes in interest rates, national monetary policies and economic conditions could adversely affect our operating results.

  Our ability to achieve and sustain profitability is substantially dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest we must pay on deposits and other interest-bearing liabilities. Like most depository institutions, our interest income is affected by a number of factors outside of our control, including changes in market rates of interest, which are affected by national monetary policies adopted by the Board of Governors of the Federal Reserve System (commonly known as the Federal Reserve Board), changes in economic conditions nationally and in our service area in particular and our ability to increase interest rates on loans that we make in response to increases in the rates of interest we must pay to attract and maintain deposits that we need to be able to make loans and investments. While our cost of funds is variable over relatively short periods, many of our loans have terms of several years and bear either fixed rates of interest or are subject to limits on changes in the variable interest rates they bear. Accordingly, our ability to react to changes in interest rates to maintain our net interest income may be limited. Additionally, increases in market rates of interest may make it more difficult for prospective borrowers to qualify for loans that we offer, which could result in a reduction in our loan volume and in our interest income. Increases in market rates of interest also can adversely affect the value and the marketability of a bank's interest-earning assets.

The market for Internet banking is new and evolving.

  The market for Internet banking services is relatively new, is rapidly evolving and is characterized by an increasing number of competitors who have introduced or developed such services. Some of those competitors are substantially larger than we are and have greater brand name recognition than we have. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for Internet banking are subject to a high level of uncertainty. Moreover, security and other critical issues concerning the commercial use of the Internet, including reliability, cost, ease of use and access and quality of service, are not fully resolved and may impact the growth of Internet use. While we believe that Internet banking offers advantages over traditional branch and personal computer or PC-based home banking, we cannot assure you that Internet banking will come into widespread use.

Our success depends in part on the continued growth of online commerce.

  Market acceptance of Internet banking is substantially dependent upon the adoption of the Internet for general commerce and financial services transactions. The use of the Internet to conduct banking transactions, particularly by businesses and consumers that have historically relied upon traditional banking services, requires the acceptance of new ways of conducting business and exchanging information. We cannot assure you that Internet banking will gain acceptance from such individuals and businesses. Also, if we or another provider of Internet financial services were to suffer damage from a physical break-in, security breach or other disruptive problem caused by the Internet or by other users, such an event could lead our Internet customers to terminate their use of our Internet banking services or their relationships with our Bank and could deter prospective customers from establishing banking relationships with us, which would make it more difficult for us to successfully implement our business strategy and achieve profitability.

  In addition, the Internet may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet continues to experience significant growth in the number of users or frequency of use, or requires an increase in its bandwidth requirements, we cannot assure you that the infrastructure for the Internet will be able to support the demands placed upon it. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and us in particular. The Internet also could lose its viability due to delays in the development or the adoption of new standards and protocols required to handle increased levels of Internet activity, or due to the increased governmental regulation.

  For example, PC-based home banking systems have been marketed in the past by other banking companies and have not enjoyed widespread consumer use or demand. Accordingly, our assumption that there will be increased consumer acceptance of Internet banking services may prove to be incorrect.

  If use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur, or if the Internet does not become a viable commercial marketplace, our business, our operating results and financial condition could be harmed, possibly to a significant extent.

Our success depends in part on our ability to provide comprehensive financial services.

  Our business strategy depends in part on our ability to offer secure, convenient, cost-effective and comprehensive financial services on the Internet. The growth and expansion of the banking services that we offer place significant demands on our management and operational and financial resources. Successful implementation of our Internet banking strategy will depend on our ability to:

  . increase significantly the number of customers using the Bank for their financial service requirements;

  . offer new products and provide new financial services that meet changing customer requirements;

  . develop new strategic alliances with other Internet service providers in order to market our services and to offer additional services to our customers on the Internet;

  . update our computer systems and network infrastructure to take advantage of new technological developments which would facilitate and simplify the use of the Internet to conduct banking and other financial transactions; and

  . hire and train additional qualified personnel who have experience maintaining the information and processing systems that we use to provide banking services over the Internet.

  We cannot assure you that we will succeed in developing and bringing new products and services to market in a timely manner or that we will be able to accomplish these other tasks.

Our computer and network systems may be vulnerable to unforeseen problems and security risks.

  The computer systems and network infrastructure that we use to provide automated and Internet banking services could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure, earthquakes (which are more prevalent in California than in other parts of the country) and similar catastrophic events. Any damage or failure that causes an interruption in our banking services could harm our business, operating results and financial condition.

  In addition, our operations are dependent on our ability to protect our computer systems and network infrastructure from damage that could occur from physical break-ins, security breaches and other disruptive problems caused by the Internet or other Internet users. Computer break-ins and security breaches could jeopardize the security of information stored in and transmitted through such computer systems and network infrastructure, which may result in significant liability to the Bank. Other disruptions due to problems on the Internet or actions of Internet users could make it difficult for our customers to access and retrieve information and conduct banking transactions at our Web site. In either case, problems of this nature could lead existing customers to terminate their banking relationships with us and could make it more difficult for us to attract new Internet banking customers, which could undermine our business strategy. Although we intend to continue to implement the latest security technology and establish operational procedures to prevent such disruptions and damage, there is no assurance that these security measures will be successful.

Our operations could be disrupted by a change in service providers.

  Our Internet banking operations are dependent on essential technical and customer service support from a number of third party service providers, including Fiserve and Q-Up Systems. Our Internet operations could be disrupted if any of those service providers were to be unable to perform under, or terminate, their contracts with us, because acceptable alternatives may take time to implement, may be unavailable or may increase our costs.

We are unable to predict whether we will be able to increase the number of our customers.

  It is sometimes difficult to convince prospective customers to transfer their deposit accounts and business from their existing banks, even when they are unhappy with the service they are receiving from those banks. Such transfers generally involve unavoidable inconveniences and disruptions. Also, some prospective customers may choose to remain at their existing banks to obtain specialized services that we may not be able to offer or because their existing banks have greater market presence or longer histories of operations that do we. In addition, if competing banks or other financial services providers offer Internet banking services comparable to those we offer, or other financial services or products that we do not provide, it is possible that we could lose some of our customers to those other banks or providers. Customers who experience difficulties in accessing or conducting banking transactions at our Web site may terminate their banking relationships with us, even if those difficulties arise from operational features of the Internet over which we have no control or are the result of the inexperience of the customer.

We depend to a great extent on key personnel.

  Our success depends to a great extent on the continued availability of Raymond E. Dellerba, President and Chief Executive Officer, John J. McCauley, Chief Operating Officer and Chief Credit Officer, John P. Cronin, Chief Technology Officer, and Daniel L. Erickson, Chief Financial Officer. In addition to their skills and experience as bankers or their experience with the procurement, operation and maintenance of computer systems used in providing Internet banking services, these officers provide us with extensive community ties upon which our competitive strategy is partially based. We do not maintain key-man life insurance on these executives other than Mr. Dellerba. As a result, the loss of the services of any of these officers could harm our business strategy. In order to achieve the expansion we intend to pursue, we will be required to attract and retain other key employees in a variety of positions. Competition for such employees is intense and is particularly so in our current markets and other markets we have targeted, which are experiencing a high level of economic prosperity. We cannot assure you that we will be able to retain our existing key employees or to attract or retain a sufficient number of additional qualified employees to meet our business requirements.

Government regulation may impair our operations or restrict our growth.

  Both the Bancorp and the Bank are subject to extensive supervision and regulation by federal and state regulatory agencies. The primary objective of those agencies is to protect depositors and other customers of the Bank and not the shareholders, whose respective interests will often differ. The regulatory agencies have the legal authority to impose restrictions which they believe are needed to protect depositors and customers of banking institutions, even if they will restrict the ability of the banking institution to expand its business and introduce new financial products and services. Aspects of our operations that are affected by bank regulatory agencies include:

  . the capital we must maintain;

  . the kinds of activities in which we can engage;

  . the kinds and amounts of investments we can make;

  . the locations of our offices;

  . how much interest we can pay on demand deposits;

  . insurance of our deposits and the premiums we must pay for this insurance; and

  . how much cash we must set aside as reserves for deposits.

  Due to the complex and technical nature of many of the government regulations to which banks and bank holding companies are subject, inadvertent violations can occur. In such event, the Bank would be required to correct, or implement measures to prevent a recurrence of, such violations. If more serious violations were to occur, the regulatory agencies may limit our activities or growth, fine us or ultimately put us out of business. Bank regulation can hinder our ability to compete with financial services companies that are not regulated or are less regulated.

  Regulation of the Bank. The Bank conducts its business under a bank charter issued by the California Department of Financial Institutions (known as the "DFI"). The Bank also is member of the Federal Reserve Bank of San Francisco and its deposits are insured by the Federal Deposit Insurance Corporation (known as the "FDIC"). As a result, it is subject to supervision and regulation by the DFI and the Board of Governors of Federal Reserve System (known as the "Federal Reserve Board") and, to a lesser extent, the FDIC. The regulations and policies of these agencies affect most aspects of the Bank's business and prescribe permissible types of loans and investments, the amount of required reserves, the requirements for branch offices, the permissible scope of the Bank's activities, the amount of capital it must maintain and various other requirements. In addition, as part of their regular examinations of the Bank, the DFI and Federal Reserve Board consider and make recommendations with respect to the efficacy of lending, investment and other policies established and implemented by the Bank, the quality of the loans in the Bank's loan portfolio, the adequacy of the allowance for loan losses and the adequacy of the Bank's capital. If the DFI or the Federal Reserve Board conclude that the Bank's operations or assets are not in compliance with applicable standards, they have the authority to impose a wide range of remedial measures on the Bank, including the ability to limit the Bank's financial activities, to require the Bank to take certain corrective actions or, ultimately, to take over the Bank and liquidate the Bank's assets. In taking any of these actions, the DFI and the Federal Reserve Board will act in the interests of the Bank's depositors, and will consider the interests of our shareholders only to the extent the interests of the depositors are not affected. The Bank is also subject to certain reporting requirements of the DFI and the Federal Reserve Board.

  Regulation of Pacific Mercantile Bancorp. As the holding company for the Bank, we are subject to regulation by the Federal Reserve Board under the Bank Holding Company Act. The Act requires, among other things, the prior approval of the Federal Reserve Board before a bank holding company may acquire substantially all of the assets or more than five percent of the voting shares of any bank. Additionally, a bank holding company may not engage in any business other than owning and operating banks and businesses that have been determined by the Federal Reserve Board to be closely related to banking. We also will be required to file annual reports and other information with the Federal Reserve Board regarding our business operations and those operations are subject to periodic examinations by the Federal Reserve Board.

  Other Regulatory Requirements. In conducting various aspects of our business, we are also subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and electronic funds transfer rules embodied in Regulation E promulgated by the Federal Reserve Board. Due to the expansion of Internet banking, it is possible that any of these or other government agencies could revise existing regulations or adopt new regulations governing or affecting our ability to conduct our business over the Internet. It is also possible that Congress or individual states could enact laws regulating Internet banking. Congress has held hearings on whether to regulate providers of services and transactions over the Internet. If enacted, such laws, rules and regulations could harm our business, operating results and financial condition by restricting the services we can provide or increasing the costs of providing banking services over the Internet.

  Banking Regulations Could Discourage Changes in our Ownership. Before anyone can acquire enough voting stock to exercise control over a bank holding company like the Bancorp, bank regulatory agencies must approve the acquisition. A shareholder must apply for regulatory approval to own 10% or more of our common stock, unless the shareholder can show that he or she will not actually exert control over us. In no case can a shareholder own more than 25% of our common stock without applying for regulatory approval. These regulations could delay and possibly discourage a potential acquiror who would have been willing to pay a premium price to amass a large block of our common stock. That in turn could decrease the value of our common stock and the price that you will receive if you sell your shares in the future.

We may have the need for additional capital in the future.

  We anticipate that our existing capital resources and the net proceeds from the sale of shares in this offering will satisfy our foreseeable capital requirements. However, the funds generated by this offering could be insufficient to fund our future operating requirements. In that event, we would have to raise additional funds through public or private financings or, in the alternative, curtail our growth and reduce our assets. Our ability to raise additional capital in the future when we need it will depend on conditions in the capital markets, which are outside of our control and on our financial performance. We may not be able to complete such additional financings at all or on favorable terms. Additional equity financings would result in the dilution of your ownership interests in the Bancorp. Also, if adequate capital cannot be obtained, the Bancorp and the Bank will be subject to increased regulatory supervision and the imposition of restrictions on our growth and our business, which could result in increases in operating expenses and reductions in revenues that would harm our operating results.

We may be subject to liability risks that are not covered by insurance.

  We are subject to a variety of liability risks that can arise from the Bank's operations. We currently maintain a general commercial and umbrella liability policy covering claims of up to $6,000,000. In addition, the FDIC insures deposits to a maximum of $100,000 per depositor. If a successful claim were brought against us in excess of any available insurance coverage, our business, operating results and financial condition could be materially adversely affected.

We may engage in business combinations that may dilute shareholders, divert management attention, or cause integration difficulties.

  Our management may elect to pursue our growth strategy by acquiring or combining with other banks or related businesses. Such combinations may be structured as stock or cash transactions or as a combination of the two. Business combinations are extremely time consuming and expensive and, in the case of bank acquisitions, subject to extensive regulatory control. We cannot assure you that any business combinations will be consummated. In addition, business combinations can cause substantial dilution in the investment of the existing shareholders and can result in a significant drop in our stock price if market perceptions of the combination are not favorable. Following a business combination, it is necessary to integrate the two businesses, which is always time consuming and often difficult. Many business combinations are a result of intensely competitive bidding and our management may find itself under severe pressure to increase our bid for a particular business. For financing or legal reasons, we may be required to divest ourselves of certain assets in order to consummate a business combination or to increase leverage by borrowing. Any such events could have an adverse impact on our short term operating results and, therefore, on our stock price. We cannot assure you that any business combination we may attempt to consummate will have a positive effect on our business or financial condition.

We do not intend to pay cash dividends.

  We do not intend to pay cash dividends in the foreseeable future, as we expect to apply any earnings to developing and expanding our business. Our ability to pay dividends is also restricted by government regulations that apply to us and to the Bank. See "Dividend Policy."

Quoted prices for the Bank's common stock may not be a reliable indicator of the value of our shares.

  The Bank's shares are quoted on the NASDAQ OTC Bulletin Board and trade on an infrequent basis in the over-the-counter market. Prices quoted on the NASDAQ OTC Bulletin Board do not necessarily reflect actual market transactions. Moreover, the limited trading activity in the Bank's shares, combined with the lack of market research on the Bank, means that the prices quoted on the NASDAQ OTC Bulletin Board are not necessarily based on, and do not necessarily correspond to, established criteria of value, such as earnings, assets or prospects for our business, and are therefore not necessarily indicative of the prices at which our shares will trade following our acquisition of the Bank and completion of this offering.

Our shares will be subject to stock price volatility.

  The trading price of our common stock could be subject to significant fluctuations in response to a variety of factors, many of which are not directly related to our future performance and many of which are beyond our ability to control. Factors that may affect the trading price of our common stock include quarterly variations in our actual or anticipated operating results, changes in market or economic conditions generally or within the markets in which we operate, changes in national monetary policies or in market rates of interest, changes in banking regulations, competitive developments and changes in investor perceptions of the attractiveness of certain industries or certain types of investments. We cannot assure you that the market price of our common stock will not decline below the price at which we sell shares in this offering. In recent years, significant price and volume fluctuations have occurred in stock prices that often have been unrelated or disproportionate to the operating performance of the affected companies.

We may be unable to sustain an active trading market for our common stock.

  We have applied for the listing of our common stock on the NASDAQ National Market. However, we cannot assure you that such listing will be obtained or, whether or not such a listing is obtained, that an active trading market for our common stock will develop or be sustained following completion of this offering. Continued active trading in our stock is likely to depend on a number of factors, including the quality and quantity of research coverage on our common stock, the number and quality of marketmakers quoting our stock and our ability to develop and maintain an active and effective shareholder relations program. We cannot assure you that the elements required to sustain an active trading market in our common stock will be present at any time after the offering.

A significant number of shares are eligible for sale which could depress our stock price.

  The ability of existing shareholders to freely sell a significant number of their shares could cause the trading price of our stock to decline. After this offering, there will be 6,720,162 shares of our common stock outstanding, of which approximately 55% will be held by existing stockholders and will become eligible for resale in the public trading market shortly after completion of this offering. Existing shareholders owning a total of 523,047 of our shares have agreed not to sell those shares for a period of 180 days after the date of this prospectus without the prior written consent of Paulson Investment Company, Inc. Upon expiration of the 180-day lock-up period, those shares will become available for sale in the public market (subject to certain volume restrictions imposed by federal securities laws). On the first anniversary of this offering, an additional 300,000 shares, which may be acquired on exercise of underwriters warrants to be issued in connection with this offering, will become eligible for sale. See "Shares Eligible for Future Sale" for additional information the number of shares that will be eligible for sale in the public market following this offering.

You will incur dilution.

  If you purchase shares of our common stock in this offering, you will incur immediate dilution in the pro forma per share net tangible book value of those shares. We estimate this dilution to be approximately $5.78 per share, or approximately 42%, assuming an offering price of $13.75 per share. If options to purchase our common stock are exercised by the persons holding those options, you will suffer further dilution. See "Dilution" for a description of how dilution has been calculated.

                           FORWARD-LOOKING STATEMENTS

  This prospectus, including without limitation the "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections hereof, contains statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. The following, in addition to the risk factors described above, are among the factors that could cause actual results to differ materially from the forward-looking statements:

  . business conditions and growth of the banking industry and general economy;

  . growth in the use of the Internet, particularly for online banking transactions;

  . lower than expected customer deposits;

  . lower than expected loan demand;

  . lower than expected spread between interest earning assets and interest bearing liabilities;

  . competitive factors, including increased competition, new product or service offerings by competitors and price pressures;

  . the availability of third party services at reasonable prices; and

  . our ability to enhance our Internet and computer banking systems to take advantage of improvements in technology.

                       THE HOLDING COMPANY REORGANIZATION

  We were incorporated on January 7, 2000 to acquire and thereby to become the parent holding company for the Bank. Prior to completion of this offering, we will acquire the Bank by means of a merger as a result of which the Bank will become our wholly-owned subsidiary and the Bank's shareholders will become our shareholders, owning the same number and percentage of our shares as they had owned in the Bank (the "Holding Company Reorganization"). Prior to that merger, we will have only nominal assets and will not have conducted any business.

  All financial information included herein has been restated as if the Holding Company Reorganization was effective for all periods presented. Additionally, per share data, and the number of our common shares outstanding for all periods presented, give retroactive effect to a two-for-one stock split of the Bank's outstanding shares that will become effective on April 14, 2000.

  The Bank's Board of Directors decided to establish the Bancorp as the parent holding company of the Bank because they believe that a bank holding company will have greater flexibility in financing the capital requirements of the Bank, acquiring other banks and financial service businesses and increasing the variety of financial services that we can offer to customers.

  The Holding Company Reorganization has been approved by the Bank's shareholders and by the Federal Reserve Board and the California Commissioner of Financial Institutions. The only remaining approval that is required is from the FDIC, and we expect to receive that approval within the next 30 days.

                                USE OF PROCEEDS

  The net proceeds to us from the sale of the shares in this offering will be approximately $37,550,000 million, assuming an initial public offering price of $13.75 per share, an underwriting discount of $2,887,500 and offering expenses of $812,500. We intend to use these net proceeds as follows:

                                                           Amount    Percentage
                                                         ----------- ----------
Capital contribution to the Bank........................ $27,550,000    73.4%

General corporate purposes of the Bancorp, including
acquisitions of other banks and funding of working
capital requirements....................................  10,000,000    26.6%
                                                         -----------   -----
                                                         $37,550,000   100.0%
                                                         ===========   =====

  The capital contribution to the Bank will increase its single borrower loan limits which will enable it to offer larger loans to its customers. The proceeds from that capital contribution will be used primarily to fund loans and interest earning investments, to conduct additional marketing programs, to enhance the functionality of the Bank's Internet and computerized banking systems, to add new products and services and to fund the costs of establishing additional branch offices. We also may use a portion of the proceeds to acquire other banks to extend our service area when opportunities to do so present themselves. However, at this time we are not in discussions or negotiations with any prospective acquisition candidates.

  The allocations of the net proceeds set forth in the table above represent our current estimate of the amounts we will spend on each of the above categories and are subject to change at our discretion based on actual results of operations and capital requirements. The actual use of the net proceeds of this offering may vary substantially from that set forth above.

  Pending the uses of the net proceeds that are retained at the Bancorp, we intend to invest those proceeds in short term, interest bearing investment grade securities.

                                TRADING HISTORY

  The Bancorp has recently been organized to become the parent holding company for the Bank, and there has been no trading in the Bancorp's shares. We have applied for quotation of our shares on the NASDAQ National Market under the symbol "PMBC" effective on the commencement of this offering.

  The Bank's shares have been quoted on the NASDAQ OTC Bulletin Board since January 14, 2000. However, trading has been limited and sporadic and prices quoted do not necessarily represent actual transactions. Between that date and March 27, 2000, the sales prices of the Bank's shares have ranged from a low of $7.25 to a high of $13.9375 and the most recent sale during that period took place on March 27, 2000 at a price of $10.0625. All of these prices have been adjusted to give retroactive effect to the Bank's two-for-one stock split that will become effective on April 14, 2000. Current bid and asked quotations for the Bank's shares on the NASDAQ OTC Bulletin Board do not yet reflect and have not yet been adjusted for that stock split.

                                DIVIDEND POLICY

  We currently intend to retain any future earnings to increase our capital and finance the growth and development of our business. We therefore do not anticipate paying any cash dividends in the foreseeable future. For the foreseeable future, the Bank will be the only source of funds from which dividends can be paid. Regulations of federal and state government agencies that have supervisory authority over the Bank place limits on the ability of the Bank to pay cash dividends.

                                 CAPITALIZATION

  The following table sets forth our capitalization as if the Holding Company Reorganization had occurred as of December 31, 1999 and on an as adjusted basis to give effect to the sale of shares in this offering at an assumed offering price of $13.75 per share and the receipt of the net proceeds from that sale.

                                                       At December 31, 1999
                                                      ------------------------
                                                                        As
                                                        Actual      Adjusted
                                                      -----------  -----------
Shareholders' equity:
 Preferred shares, no par value; 2,000,000 shares
  authorized; no shares issued or outstanding........ $       --   $       --
 Common shares, no par value; 10,000,000 shares
  authorized and 3,720,162 shares issued and
  outstanding (actual); 20,000,000 shares authorized
  and 6,720,162 shares issued and outstanding (as
  adjusted)..........................................  19,019,200   56,569,200
 Accumulated deficit.................................  (2,992,400)  (2,992,400)
 Accumulated comprehensive loss......................      (8,400)      (8,400)
                                                      -----------  -----------
  Total shareholders' equity......................... $16,018,400  $53,568,400
                                                      ===========  ===========

  Common shares outstanding excludes 725,906 shares reserved for issuance pursuant to our stock option plan, which includes options outstanding on December 31, 1999 to purchase a total of 380,106 of our shares at a weighted average exercise price of $4.00 per share. In January 2000, options were granted covering 280,700 additional shares at an exercise price of $6.75 per share.

                                    DILUTION

  Our pro forma net tangible book value as of December 31, 1999, which gives retroactive effect to the Holding Company Reorganization and the Bank's two-for-one stock split, as if they had occurred on December 31, 1999, was approximately $16,018,400, or $4.31 per share of common stock. Net tangible book value per share represents the amount of our pro forma total tangible assets less total liabilities, divided by the number of shares of our common stock that would have been outstanding as of December 31, 1999 had the Holding Company Reorganization and the Bank's two-for-one stock split become effective on that date.

  The dilution in our pro forma net tangible book value per share represents the difference between the per share amount paid for shares sold in this offering, and the net tangible book value per share immediately after completion of this offering. After giving effect to the sale of 3,000,000 shares of common stock in the offering at an assumed public offering price of $13.75 per share, and deducting the anticipated underwriting discount and commission and estimated offering expenses payable by us, our pro forma net tangible book value would have been $53,568,400, or $7.97 per share, at December 31, 1999. This will represent an immediate increase in our net tangible book value of $3.66 per share to existing stockholders and an immediate dilution or reduction in the net tangible book value of $5.78 per share to investors purchasing common stock in this offering. These changes are illustrated in the following table:

   Initial public offering price per common share.................       $13.75
     Net tangible book value per share at December 31, 1999....... $4.31
     Increase per share attributable to new investors............. $3.66
                                                                   -----
   Net tangible book value per common share after this offering...       $ 7.97
                                                                         ------
   Dilution per common share to new investors.....................       $ 5.78
                                                                         ======

  The following table compares the number of Bancorp shares that will be owned by the existing shareholders of the Bank who will become our shareholders on completion of the Holding Company Reorganization, together with the effective prices they paid for such shares, with the number of Bancorp shares to be purchased and the prices that will be paid for such shares in this offering, assuming that the offering price per share will be $13.75:

                                                            Total
                            Shares Purchased(1)(2)    Consideration(3)     Average
                            ------------------------ ------------------- Price  Paid
                               Number     Percent      Amount    Percent Per Share(3)
                            ------------ ----------- ----------- ------- -----------
   Existing shareholders...    3,720,162      55.4%  $19,361,900   31.9%   $ 5.20
   New investors...........    3,000,000      44.6%   41,250,000   68.1%   $13.75
                            ------------ ---------   -----------  -----
     Total.................    6,720,162    100.00%  $60,611,900  100.0%
                            ============ =========   ===========  =====

--------
(1) The number of shares held by the existing shareholders gives retroactive effect to the completion of the Holding Company Reorganization and the Bank's two-for-one stock split as if they had occurred as of December 31, 1999.

(2) The number of shares excludes a total of 380,106 shares that will be issuable on exercise of currently outstanding stock options that are exercisable at a weighted average price of $4.00 per share (as adjusted for the stock split). To the extent that these options are exercised, there will be further dilution to new investors.

(3) Does not reflect any deductions of any underwriting discounts and commissions or other offering expenses payable to the underwriters.

                            SELECTED FINANCIAL DATA

  The following selected financial data for the periods presented is derived from the Bancorp's financial statements, including the accompanying notes, that have been audited by Arthur Andersen LLP, independent public accountants, and that are included elsewhere in this prospectus. The selected financial data gives retroactive effect to the Holding Company Reorganization, which will become effective prior to the completion of this offering. The selected financial data should be read together with those audited financial statements and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                  Inception
                                                  Year Ended   (May 29, 1998)
                                                 December 31,  to December 31,
                                                     1999          1998(1)
                                                 ------------  ---------------
Statement of Operations Data:
Total interest income........................... $ 2,100,100      $   2,600
Total interest expense..........................     880,000            --
                                                 -----------      ---------
Net interest income.............................   1,220,100          2,600
Provision for loan losses.......................     750,000            --
                                                 -----------      ---------
Net interest income after provision for loan
 losses.........................................     470,100          2,600
Non-Interest income.............................     131,600            --
Non-Interest expense............................  (3,351,300)      (243,600)
                                                 -----------      ---------
Loss before income taxes........................  (2,749,600)      (241,000)
Income tax expense..............................        (600)        (1,200)
                                                 -----------      ---------
Net loss ....................................... $(2,750,200)     $(242,200)
                                                 ===========      =========
Net loss per share, basic and diluted........... $     (1.12)        N/A
                                                 ===========      =========
Weighted average number of shares outstanding
 basic and diluted..............................   2,466,114         N/A
                                                 ===========      =========

                                                       At December 31,
                                                 -----------------------------
                                                     1999           1998
                                                 ------------  ---------------
Balance Sheet Data:
Cash and cash equivalents(2).................... $38,498,200      $ 177,300
Total loans (net of allowance for loan
 losses)(3).....................................  47,043,200            --
Total assets....................................  91,165,400        340,000
Total deposits..................................  74,500,200            --
Total shareholders equity (deficit).............  16,018,400       (242,200)

--------
(1) For accounting purposes, the inception of the Bancorp is deemed to have occurred in May 1998, when the organizers of the Bank established an organizing committee to file necessary applications for regulatory approvals and begin preparations for the opening of the Bank. Pursuant to those regulatory approvals, the Bank was incorporated in November 1998 and it received its charter and commenced banking operations on March 1, 1999. As a result, no shares were outstanding and we generated no revenues from operations prior to March 1, 1999.

(2) Cash and cash equivalents include cash and due from other banks and federal funds sold.

(3) Includes $2,700,000 of loans held for sale, at December 31, 1999.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  For accounting purposes, the inception of the Bancorp is deemed to have occurred on May 29, 1998, the date when the organizers of the Bank established an organizing committee to file necessary applications for regulatory approvals and begin preparations for the opening of the Bank. Pursuant to those regulatory approvals, the Bank was incorporated in November 1998 and it received its charter, completed the initial issuance and sale of its shares and commenced banking operations on March 1, 1999. As a result, prior to March 1, 1999, the Bank had no shares outstanding and generated no revenues from operations. During the period from May 29, 1998 to February 28, 1999, our expenses consisted of the portion of our organizational expenses and start up costs that, under generally accepted accounting principles, were required to be expensed, rather than capitalized. Due to the absence of operations during the period from inception to December 31, 1998, the following discussion will focus on our operating results in the fiscal year ended, and our financial condition as of, December 31, 1999.

  For the year ended December 31, 1999, we sustained a net loss of $2,750,200, or $1.12 per share. Contributing to that loss was a provision, or charge to income, of $750,000 to establish the Bank's allowance for possible loan losses, and non-interest expenses of $3,351,300, which includes $210,000 of non-recurring organizational and start-up costs that were expensed during the two months ended February 28, 1999. The provision for possible loan losses, coupled with our non-interest expenses, more than offset our net interest income of $1,220,100, earned during the ten months from commencement of our banking operations to December 31, 1999.

Overview

  Since 1999 was the first year of our operations, our results of operations were more significantly affected by startup and other non-recurring costs than we would expect will be the case in future periods. Moreover, we expect to realize further growth in subsequent periods that will alter the nature of our operations. Accordingly, our 1999 results are not necessarily indicative of our results in future periods.

Results of Operations

  Net Interest Income. Net interest income, the major source of operating income of the Bancorp, represents the difference between interest earned from interest earning assets and the interest paid on interest bearing liabilities. Net interest income, when expressed as a percentage of total average interest earning assets, is referred to as the net interest margin.

  Net interest income for the year ended December 31, 1999 was $1,220,100 and included $65,400 of interest earned on the proceeds of the sales of shares in two public stock offerings completed by the Bank in 1999 while those proceeds were held in an escrow account pending completion of those offerings. The Bancorp net interest margin for the year ended December 31, 1999 was 3.95% (excluding the interest on those escrow accounts).

  At December 31, 1999, approximately 42% of the Bancorp's assets were invested in federal funds and approximately 48% in gross loans. Typically, as a bank grows, the mix of earning assets shifts out of lower earning federal funds into higher earning loans, thereby increasing net interest margins. We expect loans to increase in absolute dollars during the current fiscal year. However, due to the increase in our assets that will result from the receipt of the proceeds of this offering, we expect that loans will decline as a percentage of total assets during the current fiscal year.

  Provision For Loan Losses. During the year ended December 31, 1999, the Bancorp made a provision for loan losses of $750,000 in order to create its allowance for loan losses. At December 31, 1999, that allowance represented 1.6% of the Bank's gross loans.

  Noninterest Income. Noninterest income consists of service charges on deposit accounts, mortgage banking income and other noninterest income. The Bank's mortgage banking division offers conforming and non-conforming, agency quality, residential first and home equity mortgage loans. Fee income is generated from loan processing fees, yield spread premium and origination fee income.

  Noninterest Expense. Total noninterest expense for the year ended December 31, 1999 was $3,351,300, of which salaries and employee benefits represented $1,836,500. Other operating expense primarily consisted of stationary and supplies, advertising and messenger services and check charges for customers. For the 12 months ended December 31, 1999, noninterest expense, as a percentage of average interest earning assets, was 9.61%.

Quarterly Results of Financial Operations

  The following table sets forth certain unaudited quarterly statements of operations data for the four quarters in the year ended December 31, 1999. This information has been derived from our unaudited financial statements, which, in our opinion, have been prepared on the same basis as our audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                    Quarter Ended
                                     -------------------------------------------
                                      March
                                       31,   June 30, September 30, December 31,
                                     ------- -------- ------------- ------------
Total interest income............... $64,700 $387,500   $651,600     $ 996,300
Total interest expense..............   6,400  199,800    291,400       382,400
Net interest income.................  58,300  187,700    360,200       613,900
Provision for loan losses...........  30,000   90,000    130,000       500,000
Non-Interest expense................ 398,200  584,000    974,600     1,394,500
Loss before income taxes............ 368,200  484,900    704,800     1,191,700
Net loss............................ 368,200  485,700    704,800     1,191,500

  Since we commenced operations on March 1, 1999, the first quarter includes only one month of actual operations. The increase in the loss in the third quarter as compared to the second quarter was due primarily to increases in salaries and employee benefit expense associated with the opening of our San Clemente banking office and the addition of a mortgage banking division. The increase in the loss in the fourth quarter as compared to the prior two quarters was due primarily to increases in salaries and employee benefit expense and a $500,000 provision made to increase our allowance for loan losses. During the fourth quarter our assets grew to $91,165,400 from $58,463,100 at September 30, 1999 and our loans grew to $47,043,200 from $16,911,500 at September 30, 1999. As a result, during the fourth quarter we continued to add personnel needed to manage that growth and we increased our allowance for possible loan losses to maintain that allowance at approximately 1.5% of loans outstanding.

Financial Condition

  Assets. The Bancorp's assets totaled $91,165,400 at December 31, 1999. The following table sets forth information regarding the Bank's average balance sheet, yields on interest earning assets, interest expense on interest bearing liabilities, the interest rate spread and the interest rate margin for the year ended December 31, 1999. The average yields and rates represent the annualized rates. Average balances are calculated based on average daily balances.

                                               Average    Interest    Average
                                               Balance   Earned/Paid Yield/Rate
                                             ----------- ----------- ----------
Interest earning assets:
  Short-term investments.................... $24,140,500 $1,283,800     5.32%
  Securities available for sale.............     926,200     56,500     6.10%
  Loans.....................................   9,801,400    759,800     7.75%
                                             ----------- ----------     ----
    Total earning assets....................  34,868,100  2,100,100     6.02%
                                                         ----------     ----
Non-Interest earning assets.................   2,435,400
                                             -----------
  Total assets.............................. $37,303,500
                                             ===========


Interest bearing liabilities:
  Interest bearing checking accounts........ $   740,500     15,400     2.08%
  Money market and savings accounts.........  10,155,000    448,500     4.42%
  Certificates of deposit...................   8,618,600    416,100     4.83%
                                             ----------- ----------     ----
                                              19,514,100    880,000     4.51%
                                                         ----------     ----

Non-Interest bearing liabilities............   9,485,600
                                             -----------
  Total liabilities.........................  28,999,700


Shareholders' equity........................   8,303,800
                                             -----------
  Total liabilities and shareholders'
   equity................................... $37,303,500
                                             ===========
Net interest earning........................             $1,220,100
                                                         ==========
Interest rate spread........................                            1.51%
                                                                        ====
Net interest margin.........................                            3.50%
                                                                        ====

  Loans Held for Sale. Loans intended for sale in the secondary market totaled $2,700,000 at December 31, 1999 and are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

  Loans. Loans outstanding at December 31, 1999 were located in Southern California, the primary market areas being Orange and Los Angeles Counties. The greatest concentration was in real estate loans and commercial loans, which represent 61% and 24% of the portfolio, respectively. The Bank purchased 13 real estate loans in November and December of 1999 from a third party with a par value of $19,394,900 at a premium of $290,900. The loans were recently originated, have terms of 10 to 30 years, are primarily variable rate and are secured by multi-family real estate. Commercial loans are primarily secured by real property and other business assets.

  The loan portfolio consisted of the following at December 31, 1999:

   Real estate loans............................................... $30,653,600
   Commercial loans................................................  10,471,600
   Construction loans..............................................      90,600
   Consumer loans..................................................   3,815,200
                                                                    -----------
                                                                     45,031,000
     Allowance for loan losses.....................................    (750,000)
     Deferred loan origination costs, net..........................      62,200
                                                                    -----------
       Loans, net.................................................. $44,343,200
                                                                    ===========

  The following table sets forth the maturity and repricing distribution of the Bank's loan portfolio (excluding consumer loans) at December 31, 1999:

                                                 Over One
                                                   Year
                                     One Year    Through   Over Five
                                      or Less   Five Years   Years      Total
                                    ----------- ---------- --------- -----------
   Real estate loans
     Floating rate................. $    51,700 $1,520,500 $617,300  $ 2,189,500
     Fixed rate....................  24,462,900  4,001,200      --    28,464,100
   Commercial loans
     Floating rate.................   1,149,800  1,701,400  301,300    3,152,500
     Fixed rate....................   7,319,100        --       --     7,319,100
   Construction loans
     Floating rate.................         --         --       --           --
     Fixed rate....................      90,600        --       --        90,600
                                    ----------- ---------- --------  -----------
                                    $33,074,100 $7,223,100 $918,600  $41,215,800
                                    =========== ========== ========  ===========

  Allowance for Loan Losses. The risk that borrowers will fail or be unable to repay their loans is an inherent part of the banking business. In order to recognize on a timely basis, to the extent practicable, losses that can result from such failures, banks establish reserves or an "allowance" for possible loan losses by means of periodic charges to income known as "provisions for loan losses" which, when made, are recorded as a current expense. Loans are charged against the allowance for loan losses when management believes that collection of the carrying amount of the loans has become unlikely. Periodic additions are made to the allowance (i) to replenish and thereby maintain the adequacy of the allowance following the incurrence of loan losses, and (ii) to increase the allowance in response to increases in the volume of outstanding loans and deteriorations in economic conditions or in the financial condition of borrowers. The Bank, like other banks, evaluates the adequacy of, and make provisions in order to maintain or increase, its allowance for possible loan losses on a quarterly basis. As a result provisions for possible loan losses will represent a recurring expense in future periods.

  The allowance for loan losses at December 31, 1999 was $750,000, which represented 1.6% of the Bank's outstanding loans at that date. We carefully monitor changing economic conditions, the loan portfolio by category, our borrowers' financial condition and the history of the portfolio in determining the adequacy of the allowance for loan losses. We are not currently aware of any information leading us to believe that there will be material deterioration in our loan portfolio, and believe that the Bank's allowance for loan losses at December 31, 1999 is adequate to provide for losses inherent in the portfolio. However, that allowance was established on the basis of estimates developed primarily from historical industry loan loss data, because the Bank commenced operations in March 1999 and, therefore, lacked historical data relating to the performance of loans in its loan portfolio. As a result, ultimate losses may vary from the estimates used to establish the allowance. Additionally, as the volume of the Bank's loans increase, additional provisions for loan losses will be required to maintain the allowance for loan losses at levels we deem adequate. In addition, if economic conditions were to deteriorate, it would become necessary to increase the provision to an even greater extent.

  The Bank also evaluates loans for impairment, where principal and interest is not expected to be collected in accordance with the contractual terms of the loan agreement. The Bank measures and reserves for impairment on a loan by loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent. As of December 31, 1999 the Bank had no loans classified as impaired. The Bank excludes from its impairment calculations smaller, homogeneous loans such as consumer installment loans and lines of credit. Also, loans that experience insignificant payment delays or payment shortfalls are generally not considered impaired.

  A summary of the Bank's transactions in the allowance for loan losses for the year ended December 31, 1999 is as follows:

      Balance, December 31, 1998..................................... $    --
      Provision for loan losses......................................  750,000
      Recoveries.....................................................      --
      Amounts charged off............................................      --
                                                                      --------
      Balance, December 31, 1999..................................... $750,000
                                                                      ========

      Ratio of the allowance for loan losses to loans outstanding at
       December 31, 1999.............................................     1.6%
      Ratio of the allowance for loan losses to nonaccrual loans at
       December 31, 1999.............................................     0.0%
      Ratio of net charge-offs to average loans......................     0.0%

  The following table sets forth the allocation of the allowance for loan losses by loan category as of December 31, 1999:

      Real estate loans............................................... $127,000
      Commercial loans................................................   43,400
      Consumer loans..................................................   60,000
      Unallocated.....................................................  519,600
                                                                       --------
      Balance, December 31, 1999...................................... $750,000
                                                                       ========

  While management has allocated the allowance to various loan categories, the allowance is general in nature and is available for the loan portfolio in its entirety.

  Nonperforming Assets. At December 31, 1999, the Bank had no nonaccrual loans, restructured loans or loans which were considered impaired.

  Deposits. Total deposits were $74,500,200 at December 31, 1999 which includes $21,782,100 of certificates of deposit of $100,000 or more.

  At December 31, 1999, the scheduled maturities of time deposits of $100,000 or more are as follows:

      2000.......................................................... $21,594,600
      2001..........................................................     187,500
                                                                     -----------
                                                                     $21,782,100
                                                                     ===========

Liquidity

  Our liquidity needs are actively managed to insure sufficient funds are available to meet the ongoing needs of our customers. We project the future sources and uses of funds and maintain sufficient liquid funds for unanticipated events. The primary sources of funds include payments on loans, the sale or maturity of investments and the growth in deposits. The primary uses of funds includes funding new loans, making advances on existing lines of credit, purchasing investments, funding deposit withdrawals and paying operating expenses. The Bank maintains funds in overnight federal funds and other short-term investments to provide for short term liquidity needs.

  Cash flow from financing activities, primarily representing increases in deposits and proceeds from the sale of common stock, totaled $93,049,400 for the year ended December 31, 1999. Net cash used in operating activities, primarily representing the net loss for the year, totaled $1,636,200. Net cash used in investing activities, primarily representing increases in loans, totaled $53,092,300.

  At December 31, 1999, liquid assets, which included cash and due from banks, federal funds sold, interest bearing deposits with financial institutions and unpledged securities available for sale (excluding Federal Reserve Bank stock) totaled $41,371,800, or 45% of total assets.

  Although we do not have any material commitments to make capital expenditures, we anticipate that we will experience a substantial increase in our capital expenditures along with our working capital needs as a result of our anticipated growth in operations, infrastructure and personnel. However, we believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

Investments and Investment Policy

  The Bank's investment policy, as established by its Board of Directors, is to provide for the liquidity needs of the Bank and to generate a favorable return on investments without undue interest rate risk, credit risk or asset concentrations.

  The Bank is authorized to invest in obligations issued or fully guaranteed by the United States government, certain federal agency obligations, certain time deposits, certain municipal securities and federal funds sold. It is the Bank's policy that there will be no trading account. The weighted average maturity of U.S. government obligations, federal agency securities and municipal obligations cannot exceed five years. Time deposits must be placed with federally insured financial institutions, cannot exceed $100,000 to any one institution and must have a maximum maturity of twenty-four months.

  Securities available for sale are those that we intend to hold for an indefinite period of time but that may be sold in response to changes in liquidity needs, changes in interest rates, changes in prepayment risks and other similar factors. The securities are recorded at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income.

  The following is a summary of the major components of securities available for sale and a comparison of carrying values, estimated fair values, gross unrealized gains and losses and maturities at December 31, 1999:

                                                                      Estimated
                                                  Gross      Gross       Fair
                                     Amortized  Unrealized Unrealized   Market
                                        Cost      Gains      Losses     Value
                                     ---------- ---------- ---------- ----------
U.S. Agency Securities:
 Less than one year................. $  750,000   $ --      $(2,100)  $  747,900
 One to five years..................  1,492,000     --       (6,300)   1,485,700
 Federal Reserve Bank Stock.........    435,200     --          --       435,200
                                     ----------   -----     -------   ----------
                                     $2,677,200   $ --      $(8,400)  $2,668,800
                                     ==========   =====     =======   ==========

  The weighted average yield is 6.0% for securities maturing less than one year, 6.3% for securities maturing in one to five years and 6.0% for Federal Reserve Bank stock.

Asset/Liability Management

  The objective of asset/liability management is to reduce the Bank's exposure to interest rate fluctuations. We seek to achieve this objective by matching the Bank's interest sensitive assets and liabilities, and maintaining the maturity and repricing of these assets and liabilities at appropriate levels given the interest rate environment. Generally, if rate sensitive assets exceed rate sensitive liabilities, the net interest income will be positively impacted during a rising rate environment and negatively impacted during a declining rate environment. When rate sensitive liabilities exceed rate sensitive assets, the net interest income will generally be positively impacted during a declining rate environment and negatively impacted during a rising rate environment. However, because interest rates for different asset and liability products offered by depository institutions respond differently to changes in the interest rate environment, the gap is only a general indicator of interest rate sensitivity.

  The following table sets forth information concerning the Bank's rate sensitive assets and rate sensitive liabilities as of December 31, 1999. Such assets and liabilities are classified by the earlier of maturity or repricing date in accordance with their contractual terms. Certain shortcomings are inherent in the method of analysis presented in the following table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees and at different times to changes in market interest rates. Rates on some assets and liabilities change in advance of changes in market rates of interest, while rates on other assets or liabilities may lag behind changes in market rates of interest. Also, loan prepayments and early withdrawals of certificates of deposit could cause the interest sensitivities to vary from those which appear in the table.

                                       Over Three    Over One
                             Three       Through       Year         Over          Non-
                            Months       Twelve       Through       Five        Interest
                            or Less      Months     Five Years      Years       Bearing        Total
                          -----------  -----------  -----------  -----------  ------------  -----------
Assets
Interest-bearing
 deposits in other
 financial
 institutions...........  $ 1,188,000  $   198,000  $       --   $       --   $        --   $ 1,386,000
U.S. Govt. Agency
 Securities.............          --       747,900    1,485,700          --            --     2,233,600
Federal Reserve Bank
 Stock..................          --           --           --       435,200           --       435,200
Federal Funds Sold......   35,967,000          --           --           --            --    35,967,000
Loans...................   29,773,200    8,130,000    7,611,000    1,529,000           --    47,043,200
Non-interest earning
 assets.................          --           --           --           --      4,100,400    4,100,400
                          -----------  -----------  -----------  -----------  ------------  -----------
 Total assets...........  $66,928,200  $ 9,075,900  $ 9,096,700  $ 1,964,200  $  4,100,400  $91,165,400
                          -----------  -----------  -----------  -----------  ------------  -----------
Liabilities and
 Stockholders' Equity:
Noninterest-bearing
 deposits...............  $       --   $       --   $       --   $       --   $ 16,607,800  $16,607,800
Interest-bearing
 deposits...............   55,054,400    2,428,000      410,000          --            --    57,892,400
Other liabilities.......          --           --           --           --        646,800      646,800
Stockholders' equity....          --           --           --           --     16,018,400   16,018,400
                          -----------  -----------  -----------  -----------  ------------  -----------
Total liabilities and
 Stockholders equity....  $55,054,400  $ 2,428,000  $   410,000  $       --   $ 33,273,000  $91,165,400
                          -----------  -----------  -----------  -----------  ------------  -----------
Interest rate
 sensitivity gap........  $11,873,800  $ 6,647,900  $ 8,686,700  $ 1,964,200  $(29,172,600) $       --
                          ===========  ===========  ===========  ===========  ============  ===========
Cumulative interest rate
 Sensitivity gap........  $11,873,800  $18,521,700  $27,208,400  $29,172,600  $        --
                          ===========  ===========  ===========  ===========  ============
Cumulative % of rate
 sensitive assets in
 maturity period........        73.41%       83.37%       93.35%       95.50%       100.00%
                          ===========  ===========  ===========  ===========  ============
Rate sensitive assets to
 rate sensitive
 liabilities............         1.22         3.74        22.19          N/A           N/A
                          ===========  ===========  ===========  ===========  ============
Cumulative ratio........         1.23         1.32         1.47         1.50           N/A
                          ===========  ===========  ===========  ===========  ============

  At December 31,1999, the Bank's rate sensitive balance sheet was shown to be in a positive gap position. This implies that our earnings would be increased in the short-term if interest rates rise and reduced in the short term if interest rates fall. However, as noted above, this may not necessarily be the case depending on how quickly rate sensitive assets and liabilities react to interest rate changes.

Market Risk

  Market risk is the risk of loss to future earnings, to fair values of assets or to future cash flows that may result from changes in the price or value of a financial instrument. The value of a financial instrument may change as a result of changes in interest rate and other market conditions. Market risk is attributed to all market risk sensitive financial instruments, including loans, investment securities, deposits and borrowings. We do not engage in trading activities or participate in foreign currency transactions for our own account. Accordingly, our exposure to market risk is primarily a function of our asset and liability management activities and of changes in market rates of interest. Changes in rates can cause or require increases in the rates we pay on deposits that may take effect more rapidly or may be greater than the increases in the interest rates we are able to charge on loans and the yields that we can realize on our investments. The extent of that market risk depends on a number of variables including the sensitivity to changes in market interest rates and the maturities of our interest earning assets and our deposits. See "Asset/Liability Management."

Capital Resources

  On March 1, 1999, the Bank sold 2,090,628 shares of its common stock for approximately $8,298,300 in an initial public offering, net of approximately $64,200 in related expense. In November 1999, the Bank completed a second offering in which it sold a total of 1,629,534 shares for approximately $10,720,900, net of approximately $278,500 in related expense. The foregoing share numbers give retroactive effect to the Bank's two-for-one stock split.

  The Bank is required to comply with risk-based capital standards promulgated by the bank regulatory authorities. Under federal regulations, the Bank is currently required to maintain a minimum ratio of total capital to risk-weighted assets of eight percent, of which at least four percent must consist of Tier 1 capital (consisting primarily of common stock and retained earnings, less intangibles). In addition, federal regulations require banks generally to have a minimum leverage capital ratio of at least four percent to be considered "adequately capitalized." We believe that, as of December 31, 1999, the Bank meets all capital adequacy requirements to which it is subject.

                                                                                  To be Well Capitalized Under
                                                                                       Prompt Corrective
                              Actual          For Capital Adequacy Purposes            Action Provisions
                         -----------------  ---------------------------------  ----------------------------------
                           Amount    Ratio    Amount           Ratio             Amount            Ratio
                         ----------- -----  ---------- ----------------------  ---------- -----------------------
Total Capital to Risk
  Weighted Assets....... $16,717,000 30.2%  $4,422,500 (greater than or =)8.0% $5,528,200 (greater than or =)10.0%
                                                       ----------------------             -----------------------
Tier I Capital to Risk
 Weighted Assets........  16,026,800 29.0%   2,211,300 (greater than or =)4.0%  3,316,900 (greater than or =) 6.0%
                                                       ----------------------             -----------------------
Tier I Capital to
 Average Assets.........  16,026,800 24.3%   2,632,400 (greater than or =)4.0%  3,290,500 (greater than or =) 5.0%
                                                       ----------------------             -----------------------

  We intend to retain any earnings to support our future growth and, therefore, we do not intend to pay dividends for at least the foreseeable future. In addition, the Bank has agreed with the FDIC to maintain a Tier 1 Capital to Average Assets ratio of at least eight percent until February 28, 2002.

                                   BUSINESS

Overview

  Prior to the completion of this offering we will own Pacific Mercantile Bank, which will be our sole subsidiary. The Bank is a California state chartered commercial bank and is a member of the Federal Reserve System. The FDIC insures its deposits. The Bank, which commenced operations on March 1, 1999, seeks to meet the banking requirements of small and medium size businesses and professional firms, as well as individuals, by providing:

  . a broad range of banking and financial service products, more typical of larger banks, in order to gain a competitive advantage over independent or community banks that do not provide the same range or breadth of services that we are able to provide to our customers;

  . a high level of personal service and responsiveness, more typical of independent and community banks, giving the Bank a competitive advantage over large out-of-state and other large multi-regional banks that are unable or, due to the expense involved, are unwilling, to provide that same level of personal service to this segment of the banking market; and

  . the added flexibility, convenience and efficiency of conducting banking transactions with us over the Internet, which further differentiates the Bank from its competitors and will enable us to reduce the costs of providing service to our customers.

  The Bank has achieved rapid growth in its first year of operations. During 1999, it opened two banking offices in Orange County, California, one in Newport Beach in March and the other in San Clemente in August. In April 1999, the Bank launched its Internet Web site, at www.pmbank.com, where customers are able to conduct, more conveniently and less expensively, many of their commercial banking and other financial transactions with us, 24 hours a day, 7 days a week, using a computer equipped with a current industry standard Web browser. As of March 15, 2000 our assets had grown to $115,100,000, deposits to $98,800,000, and we were serving a total of 1,600 deposit customers, of which approximately 700 were conducting at least some of their banking transactions with us over the Internet. Business customers accounted for approximately 80% of our deposits.

  We also believe that, by offering a broad selection of banking and financial services via the Internet, we are positioned to capitalize on the growing use of the Internet to conduct financial and banking transactions. According to a number of published reports, approximately 5 million households in the United States are believed to have conducted online banking transactions in 1999 and that number is expected to grow to more than 10 million by 2001. At the same time the FDIC reports that, although approximately 30% of the 3,000 federally insured banks and thrift institutions in the United States had Web sites, only about 635 of those banks and thrift institutions offered their customers the ability to conduct online banking transactions at their Web sites.

  We also plan to expand our market area geographically by acquiring other independent banks in Southern California and in major metropolitan areas of other western states that have undergone banking consolidations similar to the one that has occurred in California. We also plan to open "express business banking offices" to establish a physical presence, offer traditional business and consumer banking services, and market our Internet banking services in new communities within and outside of Orange County. These offices, which will range in size from 2,000, to 3,000 square feet (as compared to 4,000 to 7,000 square feet for a traditional branch banking office), are expected to cost roughly one-half of the cost of establishing and operating a traditional branch banking office. Because our computer and Internet systems make it possible to conduct an increasing number of banking transactions from remote locations, we believe that we can provide responsive and convenient business and consumer banking services from these offices to customers within a 25 mile radius of their locations.

Industry Background

  The Banking Environment. During the period from 1970 to 1985, independent or community banks headquartered in Southern California grew in number from 56 to 214, which included 46 banks that were headquartered in Orange County. Independent and community banks offered an alternative to larger multi-regional and multi-state banks, particularly for small and medium size businesses and professional firms who desired to obtain, and were willing to pay for, personalized and more responsive banking services.

  By contrast, as of December 31, 1999, the number of independent or community banks headquartered in Southern California had declined to 139, of which only eight were headquartered in Orange County, due principally to a consolidation that took place over roughly a five year period, from 1994 to 1999, in which the large multi-regional and large out-of-state banks acquired numerous independent and community banks in Southern California. For a number of reasons, such as disruptions occasioned by the process of integrating the acquired banks into their operations, their lack of familiarity with the local communities in which the acquired banks had operated and a focus on cutting expenses to justify the acquisition prices they had paid for the acquired banks, these larger multi-regional and multi-state banks have been unable or unwilling to continue the level of personal service that many of the acquired banks had provided to their small and medium size business customers, leaving many of them overlooked and underserved.

  Additionally, during the past five years many larger California-based banks have been acquired or have merged with large out-of-state banks and are, as a result, now headquartered in other states. These include Bank of America, which was acquired by Nations Bank, based in North Carolina; Wells Fargo Bank, which merged with Norwest Bancorp, based in Minnesota; American Savings Bank and Great Western Savings Bank, both of which were merged into Washington Mutual Bank, based in the state of Washington; and Western Bancorp, which was acquired by U.S. Bancorp, based in Minnesota. Similar consolidations have taken place in Arizona, Nevada, Oregon and the state of Washington.

  We believe one of the effects of this consolidation has been a deterioration in the quality and responsiveness of the banking services that are provided to small and medium size businesses, by both large out-of-state banks and the independent and community banks that survived the consolidation. We believe that these conditions have created an opportunity for us to capture a meaningful share of this segment of the banking market from the large out-of-state banks and also from local community banks by offering to customers a wide range of innovative products and services and the added convenience of Internet banking services designed to meet the special needs of small and medium size businesses.

  Location of the Bank and Demographics of the Bank's Service Area. We chose to locate our headquarters and initial banking offices in Orange County, California for a number of reasons. Orange County has a population of 2.8 million, with a business community comprised of numerous small and medium size businesses and service and professional firms that operate in a diverse number of industries. According to the U.S. Bureau of Census, Orange County is the sixth largest in population and the seventh most affluent county of the counties in the United States with populations of more than 1,000,000 people. Additionally, the demographics indicate that the Orange County community is underserved by the independent segment of the banking industry. There is only one locally headquartered bank in Orange County per 306,772 people. By comparison, there is one locally headquartered bank per 109,752 people in California as a whole and one locally headquartered bank per 31,845 people in the United States. Orange County is also centrally located within Southern California, contiguous to three of the fastest growing counties, in terms of population, in the region: Los Angeles County to the north, San Diego County to the south and Riverside County to the east. In each of those counties there are areas that have demographics similar to those in Orange County and, because of their proximity, offer us attractive expansion opportunities. See "Strategy."

  The Internet Banking Opportunity. With the emergence of the Internet as a globally accessible, fully interactive medium, many businesses, including many small-to-medium size businesses that comprise our core market, are increasingly conducting business electronically, via the Internet. Most businesses are equipped with, and their managements are familiar and comfortable with using, computers to accomplish a growing number of tasks, including completing commercial transactions via the Internet that can be accomplished less expensively and more conveniently than in person or by telephone or mail.

  In addition to its use as a general commercial medium, the Internet has rapidly emerged as an innovative means of providing financial services. As finance-related Web sites continue to grow in popularity, many companies are increasingly offering a variety of financial services, including credit cards, brokerage services, insurance products and banking services, via the Internet.

  The Internet also offers banks the opportunity to extend their customer base beyond the practical geographical limitations of traditional branch banking which require banks to open new offices in order to extend their service areas and attract new customers. Customers are able to access a variety of banking services and conduct numerous banking transactions, by connecting to a bank's Web site via their personal computers at any time, day or night, without regard to geographic distances or limitations. The Internet also offers banks a lower cost alternative to provide banking services to customers who are comfortable using the Internet for commercial and financial transactions.

  Internet Demographics. We believe that the demographics of Internet users will facilitate the growth of Internet banking. Internet users tend to be young and mobile and thus more inclined to be comfortable with and receptive to the convenience of online commercial transactions. Additionally, they tend to be business managers or professionals with limited amounts of discretionary time and therefore are attracted to the convenience of "one-stop shopping" for a full range of financial services. As a result, we believe that, as these individuals move into financial and other management positions with their businesses or firms, they will insist on the convenience of being able to conduct their business banking transactions over the Internet, resulting in additional growth opportunities for banks equipped to provide such services. We believe these demographics suggest a growing market for the convenience and lower cost services that we are able to provide our business customers, as well as consumers, via the Internet.

Strategy

  Our strategy is:

  . to offer personalized and responsive service combined with the added convenience and flexibility of Internet banking services;

  . to increase the variety of banking products and services that we offer our customers in order to gain a competitive advantage over independent and community banks; and

  . to take advantage of our lower cost automated and Internet banking systems to expand geographically into areas where the business and banking demographics are similar to those of Orange County.

  We intend to implement our strategy in the following ways.

  Broad Selection of Products and Services. We offer a broad selection of products and services primarily suited to the needs of our business customers that are typically available only from larger multi-regional and out-of-state banks.

  Internet Banking Services. We offer customers the ability to access a number of banking products and services through our Web site, www.pmbank.com, and to conduct a number of banking transactions that in the past could only be accomplished in person, over the telephone or by mail. Our Internet banking services provide customers with the convenience of banking at any time, day or night, seven days per week, using any personal computer that is equipped with a current industry standard Web browser.

  Greater Convenience and Accessibility to the Bank. We seek to provide our customers with a higher level of convenience and access than can be obtained either from large multi-regional and large out-of-state banks or from many other independent banks, through a combination of full service branch banking offices, express business banking offices that we intend to establish as part of our expansion strategy, and Internet banking services that enable customers to choose the ways in which, and the times at which, they will conduct banking transactions with us. In addition, our Web site has been designed to be easy-to-use and to expedite our customers' banking transactions.

  High-Quality Service and Customer Satisfaction. We continually seek ways to enhance customer satisfaction and provide a level of customer service generally found only at independent and community banks. For example, we work with business customers to design deposit and loan products that address their specific requirements. We also offer special and discounted banking services to their employees, including direct payroll deposit services, that will enable their employees to transact banking transactions at reduced costs to them. We also offer a number of services, such as electronic bill payment and ATM and debit cards, without charging our customers for those services. We also emphasize responsive, courteous customer service and utilize a fully-trained dedicated staff who respond promptly to inquiries and requests for assistance from existing and potential customers.

  Increase Loan Originations and Volume while Maintaining Loan Quality. A bank generally realizes higher yields on the loans it makes than from other interest earning assets, such as investments. As a result, we intend to increase the marketing of our loan products and, with the increase in capital that will occur as a result of this offering, to make larger loans than the Bank is currently able to make. At the same time, to minimize loan losses, we will follow the strategy of maintaining a conservative loan mix consisting of commercial and other business loans and, to a lesser extent, home equity, construction and consumer loans, with an emphasis on high credit quality.

  Achieve Cost Reductions by Increasing the Use of our Internet Banking Services by Bank Customers. Independent and community banks generally incur a higher level of non-interest expense than larger banks due to the higher level of personal service they provide to their customers. We intend to encourage and assist our customers to make use of our Internet banking services, because those services can be provided at a lower cost than services offered through a traditional branch banking system. We believe that if we can realize such cost savings, we will gain a competitive cost advantage over competing independent and community banks that do not offer, or offer fewer, Internet banking services than we offer.

  Technological Advantage. As a new bank, we were able to acquire the most technologically current information and transaction processing systems for the Bank and for our Internet banking operations. For example, we believe we are one of the first banks to offer customers the ability to view the front and back, and to print copies, of their paid checks at or from our Website. We believe that many established banks with which we compete continue to be reluctant to replace older systems with newer ones, due to the cost of acquiring the new systems, the problems of intergrating new systems with existing ones and the added costs of having to write off their investments in existing computer systems. We also have installed the latest available security devices and measures to assure the secure transmission of confidential information over public networks.

  Outsource Certain Operational Functions to Internet Service Providers. To enhance the flexibility and scalability of our Internet banking operations, we outsource certain principal operational functions to leading Internet service providers. In each of these relationships, we benefit from the service provider's expertise and economies of scale while retaining the flexibility to take advantage of changes in available technology without affecting customer service. We can also respond more easily to growth because these third-party service providers have the capacity to process a high volume of transactions. Finally, these service providers offer us additional security, in that they operate redundant systems that can be accessed to process our banking transactions in the event that any of our primary systems is disabled by a natural disaster or by a power or telecommunications failure.

  Geographic Expansion. We believe that succeeding in our target segment of the banking market requires establishing long term relationships with customers and that having an accessible local office is and will continue to be important for a significant number of our business banking customers. Therefore, we intend to seek and exploit opportunities to expand our business geographically into other metropolitan areas, within Southern California and possibly also in other western states, where the demographics are similar to those in Orange County. We intend to accomplish that expansion primarily in the following ways:

       Express Business Banking Offices. We intend to establish "express business banking offices" that will range in size from 2,000 to 3,000 square feet, as compared to the 4,000 to 7,000 square feet common to traditional branch banking offices, that we believe can be constructed and equipped for approximately one-half the cost of a traditional branch banking office. At those offices, customers will be able to conduct a number of banking transactions conveniently, whether in-person, over the Internet or at ATMs installed at those offices. Our customers also will be able to meet with account managers who will have ready access at any time of day to the customer's banking records and data and will be able to print loan documents prepared at the Bank's administrative offices via our secure local area computer network and Internet bank servers.

       Bank Acquisitions. We intend to seek opportunities to acquire, on a selective basis, other independent or community banks that will enable us to expand our market areas and introduce our Internet banking services to a larger number of customers. We intend to use shares of our stock as the primary currency for such acquisitions and we believe that our commitment to personalized and responsive service, combined with our Internet capabilities, will give us a competitive advantage over other banks competing to acquire well managed local independent or community banks. In addition, to preserve the competitive advantages of the community banks that we may acquire, our strategy will be to preserve the local identities of those banks and retain their local management personnel involved in providing services to their customers, while taking advantage of opportunities to achieve economies in the administration of those banks.

  We will need to obtain approvals from federal and state government banking agencies to establish new banking offices or to acquire other banks in the future. These will include approvals from government agencies in states outside of California where we may propose to open new banking offices or acquire existing banks.

Products and Services

  We offer a broad range of traditional and Internet banking products and services designed to meet the banking needs of small and medium size businesses as well as those of individuals. We believe that our products and services are more comparable to those that are available from large multi-regional and out-of-state banks and include some services that are not typically provided by other independent or community banks. The products and services we offer include the following.

  Deposit Products. The Bank offers a number of different types of deposit accounts, including non-interest demand and interest bearing checking accounts; money market accounts, savings accounts and certificates of deposit. As of February 29, 2000, our deposits totaled $90,000,000, of which approximately 80% were attributable to business customers. Those deposits included:

                                               Average Account Total of Account
             Type of Deposit Account               Balance         Balances
             -----------------------           --------------- ----------------
   Non-interest bearing checking accounts.....    $ 32,500       $24,300,000
   Interest bearing transaction accounts(1)...    $ 64,600       $40,400,000
   Certificates of Deposit(2).................    $166,500       $25,300,000
                                                                 -----------
     Totals...................................    $ 59,000       $90,000,000
                                                                 ===========

--------
(1) Includes money market accounts.

(2) Time certificates of deposits in varying denominations under and over $100,000.

  Loan Products. The Bank offers a diverse line of loan products, including commercial loans and credit lines, SBA guaranteed business loans, accounts receivable and inventory financing, real estate mortgage and real estate construction loans and consumer loans. We also have established a mortgage loan division, which originates and purchases residential mortgages that, for the most part, qualify for resale to long-term investors in the secondary residential mortgage market. Our mortgage loan products include conforming and non-conforming agency-quality one-to-four family first mortgages, investor-quality home equity second mortgages and investor-quality home equity lines of credit secured by second trust deeds or mortgages. In most instances the Bank funds these loans at the time of origination and sells the loans to investors in the secondary market within 30 days of funding. The Bank earns loan origination and processing fees and, prior to their resale, interest income on such loans.

  The following table sets forth the types and amount of the Bank's loans that were outstanding as of February 29, 2000:

                                                               At  February 29,
   Type of Loan                                                      2000
   ------------                                                ----------------
   Real estate loans..........................................   $34,600,000(1)
   Residential mortgage loans.................................     5,500,000
   Commercial loans...........................................    19,800,000
   Consumer loans.............................................     3,300,000
                                                                 -----------
     Total....................................................   $63,200,000
                                                                 ===========

--------
(1) These loans include approximately $25,271,700 of real estate loans purchased from a mortgage banking firm in the fourth quarter of 1999 and the first quarter of 2000.

  Business Services. The Bank offers various financial services directed primarily at our business banking customers, including:

  . merchant bankcard services to process credit card payments made by their customers;

  . automated clearinghouse origination services that enable any businesses that charge that for their services or products on a monthly or other periodic basis to obtain payment from their customers through an automatic, pre-authorized debit from their customers bank accounts anywhere in the United States;

  . electronic check origination and processing that allows businesses, including Internet retailers, to accept payment from their customers in the form of an electronic check that the Bank is able to debit electronically from any bank in the United States; and

  . financial management tools, including multiple account control, account analysis, transaction security and verification, wire transfers, universal bill payment, payroll and lockbox services.

  Convenience Banking Services. The Bank offers a number of services and products that make it more convenient to conduct banking transactions with us, such as our Internet banking system, ATM's, phone banking, night drop services and armored car services to order and receive cash without having to travel to our banking offices.

  Automated Clearinghouse Origination Services. The Federal Reserve operates an automated or "electronic" clearing house system (which is commonly referred to as "ACH") which enables businesses, with the authorization of their customers, to obtain payments of their charges by electronically debiting the banking accounts of their customers, wherever they may be located in the United States. ACH services enable businesses that sell products or services to customers to reduce their costs and improve their cash flow by:

  .  eliminating the need to issue monthly invoices; and

  . substituting electronic checks, that can be processed and paid to them almost instantaneously, in place of paper checks from their customers that must be prepared and mailed and then processed through the Federal Reserve's traditional clearing house system, thereby significantly shortening the time to receive payments from their customers.

  Businesses that use ACH services include insurance companies (to collect insurance premiums), lenders (to collect monthly mortgage or automobile payments) and health or fitness and other clubs (to collect monthly fees or dues).

  However, for a business to be able to use ACH services, it must have a banking relationship with a bank that has the computer systems and that is authorized by the Federal Reserve to originate ACH charges or "credits." While virtually all banks can receive ACH debits made against the accounts of their customers, there are a limited number of banks, particularly among independent and community banks, that have requested to become authorized by the Federal Reserve, and have the computer systems necessary, to originate ACH debits for their business customers. The Bank has qualified with the Federal Reserve to do so and originates ACH transactions for a number of its customers.

  We have also been retained to provide similar ACH services to clients of eFunds Corporation, which provides a number of automated collection services primarily to businesses that sell their products to consumers in person, by mail or over the Internet. Among the methods of collection that eFunds employs is an "electronic debit" process by which a consumer that buys products from any eFunds' client may authorize the charges on a per transaction basis to be paid by means of an electronic debit or "electronic check" that can be transmitted electronically to and charged against the consumer's bank account at any U.S. based bank via a privately established automated clearing house system. Like the Federal Reserve's automated clearing house system, these automated payment services enable businesses to improve their cash flow and reduce expenses by reducing their dependence on paper checks and credit cards for payment and enabling them to receive payments from their customers generally within about two- to-three business days following the transactions which generate the electronic debits.

  The Bank acts as an originating depository financial institution for a number of eFunds' clients, electronically debiting the bank accounts of customers of those clients, receiving the resulting payments from those customers and transfering those payments to banks designated by those eFunds clients who utilize this service. Neither eFunds' clients nor the consumers need to have accounts with the Bank to avail themselves of this service and the Bank generates interest earnings on the funds received as a result of the debits pending their electronic transmission to eFunds' clients. We believe that, currently, there are only about 30 banks in the United States that have qualified to participate as originating depository financial institutions in this program, most of which are much larger multi-regional and out-of-state banks. The Bank can offer this service to its own business customers and, as a result, we believe that the Bank's capabilities enable it to offer a relatively unique service not provided by the independent and community banks with which it competes.


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

Internet Banking Services

  Banking transactions that customers can conduct and banking products and services that customers can access at our Web site include:

  (1) establishing business and consumer checking and savings accounts and purchasing and renewing certificates of deposit;

  (2)  transferring funds between accounts;

  (3) printing bank statements and viewing the front and back of their paid checks;

  (4)  submitting loan applications;

  (5) transferring funds from credit lines to, and making loan payments from, their deposit accounts;

  (6)  paying bills, payroll and taxes electronically;

  (7) ordering cash through our Web site and having the funds delivered to them by armored car;

  (8) utilizing business cash management services, including currency converters for international transactions and electronic wire transfers;

  (9) merchant banking services, including credit card processing, automated clearing house originations and electronic check processing; and

  (10) a number of consumer and personal banking services, including financial planning for home buying and financing, retirement planning and discount brokerage services offered through a strategic alliance with UVest Financial Services Group, Inc., an online discount securities brokerage firm.

  Opening an Account. Our customers can access our Web site and our Internet banking services through any Internet service provider by means of an acceptable secure Web browser such as Netscape's Navigator (Version 4.0 or higher) or Microsoft's Internet Explorer (Version 4.0 or higher). When customers access our menu of products and services at our Web site, they can open a new account, review the history and status of an existing account, and engage in any of several different types of banking transactions.

  To apply for a new account, a customer completes an online account application, prints out that application and mails it to the Bank. A customer also may apply for a new account by calling the Bank's toll-free telephone number, 1-877-450-BANK.

  Security. Our ability to provide our customers with secure financial services over the Internet is of paramount importance. We believe our Internet systems, services and software meet the highest standards of bank security. The following are among the security measures that are in place:

  . Encrypted Transactions. All banking transactions and Internet communications are encrypted so that sensitive information is not available on the Internet in a form that can be read or easily deciphered. Encryption of Internet communications is accomplished through the use of the Netscape SSL (Secure Sockets Layer) technology. SSL is the standard for encryption on the Internet and is currently used by Netscape's Navigator (Version 4.0 or higher) and Microsoft's Internet Explorer (Version 4.0 or higher).

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

   Messages between our bank mainframe computer system, where all transactions are processed and data is maintained, and our Internet server, and between our Internet server and the customers Web browser, are encrypted using DES encryption. DES is a symmetric key algorithm and is highly secure because it is not susceptible to standard ciphertext attacks.

  . Secure Logon. To eliminate the possibility that a third party may download the Bank's or any customer's password file, user identification and passwords are stored behind a secure firewall on the Web server. Additionally, passwords are variable length strings of five to eight alpha-numeric characters, which makes the chance that a password can be randomly guessed less than one in one trillion.

  . Firewalls. All of our Internet banking services are routed from our Internet server through a firewall. The firewall is a combined software and hardware product that precisely defines, controls and limits the access to "internal" computers from "outside" computers across a network. Use of this firewall means that only authenticated Bank customers or administrators may send or receive transactions through it, and the firewall itself is immune to penetration from the Internet. In other words, the firewall is a mechanism used to protect the Bank's computers from unauthorized access through the Internet by customers or by third parties.

  . Physical Security. All servers and network computers reside in secure facilities. Currently, computer operations supporting the Bank's Internet operations are based in Newport Beach, California and at the offices of Fiserv, in Van Nuys, California where the Bank's mainframe computer is based. Only employees with proper identification may enter the primary server area at the Bank. Access to the Bank server console requires further password identification.

  . Service Continuity. To avoid interruptions in our Internet banking services, we intend to install Internet servers at our other full service banking offices, such as in our San Clemente office, which can process Internet transactions not only from customers of that office, but also customers of our other offices, in the event the servers at those other offices become disabled. In the unlikely event that our customers are prevented from accessing their accounts over the Internet, they will retain access to their funds through a number of different means, including making in-person withdrawals at any of our branch banking offices or ATM's or by armored car; making deposits in person, by mail or at the Bank's ATM's and getting information and assistance from Bank employees by telephone. Additionally, Fiserv, which hosts our mainframe bank computer, has the ability to transfer data electronically to a second computer system located at a remote site, so that in the event of a natural disaster that affects Southern California, the Bank will continue to be able to process banking transactions via its computer system without any significant interruptions. Additionally, the Bank is working with Q-Up Systems, which provides Internet transaction processing software and services to the Bank, to establish a second location equipped with Internet servers that can enable our customers to continue conducting Internet banking transactions with us in the event that our Internet servers in Southern California were to become disabled.

  . Monitoring. All customer transactions on the Bank's Internet server in Newport Beach produce one or more entries into transactional logs. The Bank recognizes that it is critical to monitor these logs for unusual or fraudulent activity. Bank personnel review these logs regularly, and any abnormal or unusual activity will be noted and appropriate action will be taken by the Bank. We believe that, ultimately, vigilant monitoring is the best defense against fraud.

  We believe the risk of fraud presented by providing Internet banking services is not materially different from the risk of fraud inherent in any banking relationship. We believe that potential security breaches can arise from any of the following circumstances:

  . misappropriation from the user of the user's account number or password;

  . penetration of the Bank's server by an outside "hacker;"

  . fraud committed by a new customer in completing his or her application with us; and

  . fraud committed by an employee of the Bank or one of its service providers.

  Both traditional banks and Internet banks are vulnerable to these types of fraud. By establishing the security measures described above, we believe the Bank has minimized its vulnerability to the first three types of fraud. To counteract fraud by employees and service providers, we have established internal procedures and policies designed to ensure that, as in any bank, proper control and supervision is exercised over employees and service providers.

  Additionally, the adequacy of our security measures are reviewed periodically by the Federal Reserve Board and the California Department of Financial Institutions, which are the federal and state government agencies with supervisory authority over the Bank. We also retain the services of third party computer security firms to conduct tests of our Internet banking and computer systems to identify potential threats to the security of our systems and to recommend additional actions that we can take to improve our security measures.

Express Business Banking Offices

  Following completion of this offering, the Bank intends to apply for government approvals to open two express business banking offices within the next 12 months. Each express business banking office will be configured, equipped and staffed to meet the banking needs of small and medium size businesses, professional firms and individuals that are located within a 25 mile radius. These offices will range in size from 2,000 to 3,000 square feet, which is approximately half the size of a traditional branch banking office, and as a result are expected to require only about half the investment that is typically required to establish and operate a traditional branch banking office. These express business banking offices will be:

  . equipped with ATM machines and a business conference room, with video conferencing capability, that will be located in the entry area of the office and can be accessed at any time of day or night, seven days per week, by business and individual customers using ATM or other identification cards, but which for security reasons are separated from and, except during normal business hours, will not be accessible to, the area of the office where in-person banking transactions are conducted;

  . configured with a concierge and a new accounts desk and up to three teller windows equipped with secure automated cash machines that will eliminate the need for a traditional bank vault;

  . equipped with computer terminals where customers can conduct their banking transactions with us via the Internet; and

  . configured with three to four offices for use by account managers and loan officers, who can retrieve customer account data and loan documentation prepared at the Bank's administrative offices via computer linked to the Bank's local area network or Internet system.

  We believe that express business banking offices will enable us to penetrate new market areas and give us the presence we need to help attract business customers to the Bank in those areas. Additionally, the lower costs of establishing and operating such offices, as compared to a traditional branch banking office, should decrease the time within which such offices can become profitable.

Our Database, Transaction Processing and Internet Service Providers

  We have established service relationships with leading providers of network infrastructures, computerized transaction processing systems and Web based financial products and services. Those providers include:

  Fiserv. Fiserv hosts and maintains our mainframe computer on which all the Bank's financial and accounting data is stored and all banking transactions are processed. Fiserv provides similar services to numerous other banks and depository institutions and has the computing capacity to be able to meet our computer processing needs as we grow. To protect the Bank against interruptions in service that could occur in the event of a natural disaster or a power or telecommunications outage affecting Southern California, Fiserv has arranged for processing of the Bank's transactions and the maintenance of accounting records to continue at another mainframe computer located outside of California.

  Q-Up Systems. Q-Up Systems provides us with the software needed to enable our customers to process banking transactions with us over the Internet. As Internet banking transactions are processed the data regarding those transactions is transmitted, electronically and securely, to the Bank's mainframe computer hosted by Fiserv, thereby automatically updating account information for those deposit or loan accounts for which transactions have been processed. We are currently working with Q-Up Systems to establish a remote site, outside of California, to locate a redundant Internet banking system that can become operational in the event that our Internet banking system in Southern California were to become disabled.

  UVEST Financial Services Group, Inc. We have an agreement with UVEST Financial Services Group, Inc., an online discount securities brokerage firm. Under that agreement, our customers can access UVest's Web site from the Bank's Web site in order to purchase and sell securities. Information regarding those transactions are maintained on the Bank's computer system and are accessible to customers via the Bank's Web Site. The Bank also receives a fee from UVEST on securities transactions that it processes for the Bank's customers.

Marketing

  In marketing the Bank's services, we emphasize:

  . the Bank's identity as an independent and community-based bank, managed by bank officers and employees who live in, and therefore have personal ties to, the communities where our offices are located;

  . our commitment to providing competent, personalized and responsive banking services to our customers; and

  . the breadth of the banking services we are able to provide to our customers, with particular focus on the convenience and flexibility of our Internet banking services.

  We believe that the first two of these attributes differentiate us from larger multi-regional and out-of-state banks and that the third attribute differentiates us from many independent and community banks.

  The Bank markets its services primarily by means of localized promotional activities, personalized service, and personal contacts with potential customers by our executive officers, directors, employees and shareholders, as well as by direct mail and media advertising directed primarily at local businesses in our market areas.

  Increased Marketing of Internet Services. We have registered our Web site with many of the most popular Internet search engines, such as Yahoo! and Alta Vista, to facilitate access to our Internet Web site. However, because we are focused on attracting small and medium size local business customers, we do not presently intend to use banner advertising or to enter into joint marketing arrangements with other Internet e-commerce companies to market our Internet banking services. Instead, at least initially, we intend to market those services primarily in those markets where we have established a physical presence and to selected businesses outside of those markets who want to use our services and are willing to maintain a volume of deposits and to regularly conduct a number of banking transactions with us that will justify the cost of providing services to them.

  We intend to increase our marketing to build greater awareness of our Internet banking services, initially in Southern California, in order to attract new customers and expand our service areas. Initially, those marketing programs will primarily take the form of print and direct mail campaigns to businesses in our target market.

  Once we have expanded our markets geographically into additional communities, either through establishing additional full service regional banking offices or local express business banking offices, we will consider establishing joint marketing relationships with selected Internet e-commerce companies that offer non-financial business-related services to the business communities that we serve.

Competition

  Competitive Conditions in the Traditional Banking Environment. The banking business in California generally, and in the Bank's service area in particular, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of large multi-regional and large out-of-state banks which have offices operating over wide geographic areas. The Bank competes for deposits and loans with such banks as well as with savings and loan associations, credit unions, mortgage companies, money market and other mutual funds, stock brokerage firms, insurance companies, and other traditional and nontraditional financial institutions. The Bank also competes for customers' funds with governmental and private entities issuing debt or equity securities or other forms of investments which may offer different and potentially higher yields than those available through bank deposits.

  Major financial institutions that operate throughout California and that have offices in the Bank's service areas include Wells Fargo Bank, Bank of America, Union Bank, Sanwa Bank California, Washington Mutual Savings Bank, Comerica Bank and California Federal Savings. With the exception of Union Bank, all of these banks are now headquartered outside of California. Independent banks or financial institutions with offices in the Bank's service area include, among others, City National Bank, Imperial Bank, Manufacturers Bank, Downey Savings and Eldorado Bank.

  The large banks and some of the independent institutions have the financial capability to conduct extensive advertising campaigns and to shift their resources to regions or activities of greater potential profitability. Many of them also offer diversified financial services which are not presently offered directly by the Bank. The larger banks also have substantially more capital and higher lending limits.

  In order to compete with the financial institutions operating in the Bank's service areas, we rely on the Bank's independent status to provide flexible and greater personalized service to customers. The Bank emphasizes personal contacts with potential customers by the Bank's executive officers, directors and employees; develops local promotional activities; and seeks to develop specialized or streamlined services for customers. To the extent customers desire loans in excess of the Bank's lending limit or services not offered by the Bank, the Bank attempts to assist customers in obtaining such loans or other services through participations with other banks or assistance from the Bank's correspondent banks or third party vendors.

  Competitive Conditions in Internet Banking. The market for electronic banking services is rapidly evolving. There are a number of banks that offer services exclusively over the Internet, such as Net.B@nk and First Internet Bank, and others who are affiliated with existing banks, such as Wingspan.com, that market their services nationwide. There are also a large number of existing banks that are beginning to offer Internet banking services; however, we believe that few of these banks offer the comprehensiveness of Internet banking services that the Bank is able to offer. However, many of the larger of these banks do have greater market presence and greater resources to market their Internet banking services than the Bank. Additionally, new competitors and competitive factors are likely to emerge, particularly in view of the rapid development of Internet commerce.

  The Bank also competes for customer funds with the numerous and growing number of securities brokerage firms that offer online trading and investments, which provide an alternative to deposit products offered by the Bank. The Bank has entered into an agreement with UVEST Financial Services Group in order to offer, through UVEST, online discount securities brokerage services to its customers via the Bank's Web site. See "Our Internet Service Providers-- UVEST Financial Services Group, Inc."

  Existing and future state and federal legislation could significantly affect the cost of doing business, range of permissible activities and competitive balance among major and smaller banks and other financial institutions. We cannot predict the impact such developments may have on commercial banking in general or on the business of the Bank in particular.

Supervision and Regulation

  General. Both federal and state law extensively regulate bank holding companies. This regulation is intended primarily for the protection of depositors and the FDIC's deposit insurance fund and not for the benefit of our shareholders. Set forth below is a summary description of the material laws and regulations which will relate to our operations. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

  In recent years, significant legislative proposals and reforms affecting the financial services industry have been discussed and evaluated by Congress. These proposals include legislation to expand the insurance activities of banks. We cannot predict whether any of these proposals, or any form of them, will be introduced in the next Congress and become law. Consequently, we cannot presently determine what effect, if any, they may have on us.

  The Bancorp. Upon the completion of the Holding Company Reorganization, we will be a registered bank holding company subject to regulation under the Bank Holding Company Act. We will be required to file with the Federal Reserve Board periodic reports and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act, and will be subject to Federal Reserve Board examinations.

  The Federal Reserve Board may require us to terminate an activity or terminate control of or liquidate or divest subsidiaries or affiliates if the Federal Reserve Board determines that the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of our banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of a bank holding company's debt, including authority to impose interest ceilings and reserve requirements on such debt. The Federal Reserve Board may also require us to file written notice and obtain approval prior to purchasing or redeeming our equity securities.

  Under the Bank Holding Company Act and related regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Federal Reserve Board will require us to maintain capital at or above stated levels. See "Capital Standards" below.

  We must obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities, or of substantially all of the assets, of any bank or bank holding company. The Federal Reserve Board must also give advance approval for our merger or consolidation with another bank holding company.

  We will be prohibited by the Bank Holding Company Act from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries, except in statutorily prescribed instances. However, we may, subject to the prior approval of the Federal Reserve Board, engage in, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

  Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that, in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

  We will also be a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, the Bancorp will be subject to examination by, and may be required to file reports with, the California Commissioner of Financial Institutions.

  We have applied to have our securities registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. As such, we will be subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the Securities Exchange Act.

  The Bank. As a California chartered bank, the Bank is subject to primary supervision, periodic examination and regulation by the California Commissioner of Financial Institutions. As a member of the Federal Reserve Bank of San Francisco, the Bank also is subject to regulation by the Federal Reserve Board, which is its primary federal banking regulator. To a lesser extent, the Bank is also subject to regulations promulgated by the FDIC. If, as a result of an examination of the Bank, the Federal Reserve Board should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, the Federal Reserve Board has various remedies available. These remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate the Bank's deposit insurance, which would result in a revocation of the Bank's charter. The California Commissioner of Financial Institutions has many of the same remedial powers.

  Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. State and federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, and capital requirements. Further, the Bank is required to maintain capital at or above stated levels.

  Dividends and Other Transfers of Funds. Dividends from the Bank will constitute our principal source of cash. The Bancorp is a legal entity separate and distinct from the Bank. The Bank will be subject to various statutory and regulatory restrictions on its ability to pay cash dividends to the Bancorp. In addition, the California Commissioner of Financial Institutions and the Federal Reserve Board have the authority to prohibit the Bank from paying dividends, depending upon the Bank's financial condition, if the payment is deemed to constitute an unsafe or unsound practice.

  The Federal Reserve Board and the California Commissioner of Financial Institutions also have authority to prohibit the Bank from engaging in activities that, in their opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the future financial condition of the Bank and other factors, that the Federal Reserve Board or the Commissioner could assert that the payment of dividends or other payments might, under some circumstances, constitute an unsafe or unsound practice. Further, the Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by banks and bank holding companies under its jurisdiction. Compliance with the standards set forth in those guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank or the Bancorp may pay. An insured depository institution is prohibited from paying management fees to any controlling persons or, with limited exceptions, making capital distributions if, after the transaction, the institution would be undercapitalized. See "Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and "Capital Standards" for a discussion of these additional restrictions on capital distributions.

  The Bank is subject to restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Bancorp or other Bank affiliates, the purchase of, or investments in, our stock or other securities, the taking of such securities as collateral for loans and the purchase of our assets or those of other Bank affiliates. Such restrictions prevent the Bank's affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in the Bancorp or any other affiliate are limited, individually, to 10% of the bank's capital and surplus (as defined by federal regulations), and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus. California law also imposes restrictions with respect to transactions involving the Bancorp and other controlling persons of the Bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law.

  Capital Standards. The Federal Reserve Board has adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from zero percent for assets with low credit risk, such as U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

  The Federal Reserve Board, as well as other federal bank agencies, require a minimum ratio of qualifying total capital to risk-adjusted assets of eight percent and a minimum ratio of Tier 1 capital to risk-adjusted assets of four percent. In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be three percent. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios. The Bank has agreed with the FDIC to maintain a Tier 1 Capital to Average Assets ratio of at least eight percent until February 28, 2002.

  Prompt Corrective Action and Other Enforcement Mechanisms. Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including; those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios:

  .  well capitalized;

  .  adequately capitalized;

  .  undercapitalized;

  .  significantly undercapitalized; and

  .  critically undercapitalized.

  At December 31, 1999, the Bank exceeded the required ratios for classification as "well capitalized."

  An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

  In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

  Safety and Soundness Standards. The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to the following:

  . internal controls, information systems and internal audit systems,

  . loan documentation,

  . credit underwriting,

  . asset growth,

  . earnings, and

  . compensation, fees and benefits.

In addition, the federal banking agencies also have adopted safety and soundness guidelines with respect to asset quality and earnings standards.

  These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution is expected to:

  . conduct periodic asset quality reviews to identify problem assets;

  . estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses;

  . compare problem asset totals to capital;

  . take appropriate corrective action to resolve problem assets;

  . consider the size and potential risks of material asset concentrations;
    and

  . provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.

These guidelines also establish standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

  FDIC Deposit Insurance. The FDIC's Bank Insurance Fund insures the Bank's deposit accounts up to the maximum amount permitted by law. The FDIC may terminate insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the Federal Deposit Insurance Corporation or the institution's primary regulator. California does not permit commercial banks to operate without FDIC insurance. As a result, termination of FDIC insurance of a California bank will result in its closure.

  The Federal Deposit Insurance Corporation charges an annual assessment for the insurance of deposits, which as of December 31, 1998, ranged from 0 to 27 basis points per $100 of insured deposits, based on the risk a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. Pursuant to the Economic Growth and Paperwork Reduction Act, at January 1, 1997, banks began paying, in addition to their normal deposit insurance premium as a member of the Bank Insurance Fund, an amount equal to approximately 1.3 basis points per $100 of insured deposits toward the retirement of the Financing Corporation bonds issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the Savings Association Insurance Fund, by contrast, pay, in addition to their normal deposit insurance premium, approximately 6.4 basis points. Under the Paperwork Reduction Act, the FDIC is not permitted to establish Savings Association Insurance Fund assessment rates that are lower than comparable Bank Insurance Fund assessment rates. Beginning no later than January 1, 2000, the rate paid to retire the Financing Corporation Bonds will be equal for members of the Bank Insurance Fund and the Savings Association Insurance Fund. The Paperwork Reduction Act also provided for the merging of the Bank Insurance Fund and the Savings Association Insurance Fund by January 1, 1999 provided there were no financial institutions still chartered as savings associations at that time. However, as of January 1, 1999, there were still financial institutions chartered as savings associations. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Financing Corporation Bonds would be equal.

  Interstate Banking and Branching. The Bank Holding Company Act permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to conditions including nationwide- and state-imposed concentration limits. The Bank also has the ability, subject to certain restrictions, to acquire by acquisition or merger branches outside California. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to laws of the states in which they are located. Consolidations of and competition among banks has increased as banks have begun to branch across state lines and enter new markets.

  Community Reinvestment Act and Fair Lending Developments. The Bank is subject to fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The Community Reinvestment Act generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of fair lending laws. The federal banking agencies may take compliance with those laws and Community Reinvestment Act obligations into account when regulating and supervising other activities.

  A bank's compliance with its Community Reinvestment Act obligations is based on a performance-based evaluation system which bases Community Reinvestment Act ratings on an institution's lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and those records may be the basis for denying the application.

  Comprehensive Bank Reform Litigation. On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (the "Gramm Act"). The Gramm Act is expected to have a major impact on cross-industry mergers, customer privacy and lending to lower-income communities. The Gramm Act repeals the Glass Steagal Act of 1937, which separated commercial and investment banking, and eliminates the Bank Holding Company Act's prohibition on insurance underwriting activities. The Gramm Act allows both holding company subsidiaries and national bank operating subsidiaries to offer a wide range of new financial services, including insurance or securities sales. However, real estate development and insurance underwriting would be restricted to affiliates and cannot be performed by bank operating subsidiaries. State laws will govern insurance sales, but states cannot discriminate against national banks by preventing national banks from conducting insurance activities that nonbanks may conduct. The Gramm Act bars a bank holding company from merging with insurance or securities firms, or embarking on new powers, if any of its banks earned less than a "satisfactory" CRA rating in its most recent examination. The Gramm Act also provides that customers will have the right to prevent banks from sharing information with third parties. The Gramm Act is expected to further increase competition in providing financial services.

Properties

  The Bank subleases from an unaffiliated third party approximately 9,500 square feet of ground floor office space, and leases an additional 1,550 square feet of upper floor office space, at 450 Newport Center Drive,

Suite 100, Newport Beach, California, which is the location of the Bank's headquarters and main banking office. The ground floor sublease expires on June 30, 2001. The upper floor lease expires December 31, 2000. The Bank also subleases from an unaffiliated third party approximately 4,190 square feet of office space at 501 N. El Camino Real, San Clemente, which is the location of the Bank's southern Orange County banking office. The San Clemente sublease expires January 31, 2006.

Employees

  As of March 15, 2000, we employed 46 persons on a full-time equivalent basis. None of our employees is covered by a collective bargaining agreement. We believe our employee relations are excellent.

Legal Proceedings

  Neither we nor the Bank is a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

  The following table lists our directors and executive officers:

 Name                  Age                       Position
 ----                  ---                       --------
 Raymond E. Dellerba..  52 President, Chief Executive Officer and Director
 John J. McCauley.....  52 Executive Vice President, Chief Operating Officer,
                            Chief Credit Officer and Director
 Daniel L. Erickson...  55 Executive Vice President and Chief Financial Officer
 John P. Cronin.......  50 Executive Vice President and Chief Technology
                            Officer
 George H. Wells......  65 Chairman and Director
 Richard M. Torre.....  54 Vice Chairman and Director
 Ronald W. Chrislip...  48 Director
 Julia M. DiGiovanni..  81 Director
 Warren T. Finley.....  68 Director
 John Thomas, M.D.....  50 Director
 Robert E. Williams...  57 Director

Background and Business Experience of Directors and Executive Officers

  The following is a brief description of the principal occupation and recent business experience of each of our executive officers and directors:

  Raymond E. Dellerba is the President and Chief Executive Officer, and also serves as a member of the Boards of Directors, of the Bancorp and the Bank. Mr. Dellerba has worked in the bank industry for more than 25 years. He served as the President and Chief Operating Officer and as a director of Eldorado Bank, and as Executive Vice President and a director of Eldorado Bancorp, based in Tustin, California, from February 1993 to June 1997 and as President and Chief Executive Officer of Belvedere Bancorp from July 1997 to December 1997. Mr. Dellerba has a Bachelor of Science degree in management, and a Masters of Business Administration with emphasis in organizational management and finance from Pepperdine University. Additionally, he has completed post graduate work at the University of Pennsylvania, Wharton School of Business Administration, with certificates issued in "Integrating Finance and Marketing" and in "Mergers and Acquisitions." Mr. Dellerba is presently teaching an evening class in "Strategic Management and Business Policies" at California State University, Fullerton.

  John J. McCauley is an Executive Vice President and a director of the Bancorp. He also serves as Executive Vice President, Chief Operating Officer and the Chief Lending Officer, and is a director, of the Bank. Mr. McCauley has more than 25 years of experience in the banking industry, most recently serving as Executive Vice President of Administration for Eldorado Bank, Tustin, California, from September 1991 to July 1997. Mr. McCauley holds a Masters of Business Administration in Banking and Finance from Golden Gate University, San Francisco, California.

  Daniel L. Erickson, who is a certified public accountant, is an Executive Vice President and also is the Chief Financial Officer and Cashier of the Bancorp and the Bank. Prior to joining the Bank in 1998, Mr. Erickson held a number of key management positions with other banks in southern California, including Senior Vice President and Chief Financial Officer of Republic Bank from 1997 through October 1998, Senior Vice President and Chief Financial Officer of Marathon National Bank from 1993 to 1997 and Vice President and Chief Financial Officer of Commercial Center Bank from 1987 to 1993. Mr. Erickson graduated from the University of South Dakota with a Bachelor of Science degree in Accounting and also has earned a graduate certificate from the Stonier Graduate School of Banking at Rutgers University.

  John P. Cronin is the Chief Technology Officer for both the Bancorp and the Bank. He joined the Bank in 1998. From 1996 to 1997, he was Executive Vice President-Retail Banking of CenFed Bank and President of CenFed Investments and from 1995 to 1996 he was Senior Vice President-Retail Banking of Eldorado Bank. He received a Bachelors Degree in Political Science from the University of California at Los Angeles.

  George H. Wells is the Chairman and a member of the Boards of Directors of the Bancorp and the Bank. Mr. Wells is a private investor. Mr. Wells was a founding director of Eldorado Bank in 1972 and served as its Chairman and as Chairman of its parent holding company, Eldorado Bancorp, from 1979 to 1997, when Eldorado Bank was sold. Prior to becoming a private investor, Mr. Wells held various executive positions with Technology Marketing Incorporated, including Chairman, President, Treasurer and Chief Financial Officer, which at the time was a publicly owned computer development services and software company. Mr. Wells holds a Bachelor of Science degree in Electrical Engineering from Pennsylvania State University.

  Richard M. Torre is the Vice Chairman and a member of the Boards of Directors of both the Bancorp and the Bank. He is also Chairman of the Acquisition and Branching Committee of the Bank. Mr. Torre is Chairman and CEO and a director of Global Capital Markets, Inc., an investment banking and financial intermediary company that he established in 1994. From 1992 to 1996, Mr. Torre also served as Chairman and board member of Business Council Credit Union, a $100 million credit union. Mr. Torre holds a Bachelor of Science degree from Fordham University.

  Ronald W. Chrislip is a director of both the Bancorp and the Bank. Mr. Chrislip has been an attorney in private practice in the City of Santa Ana, California since 1976. Mr. Chrislip also has a law office in San Clemente, California. Mr. Chrislip received his undergraduate degree from the University of California at Irvine and his law degree from Western State University College of Law.

  Julia M. DiGiovanni is a director of both the Bancorp and the Bank. Mrs. DiGiovanni is, and for more than the past five years has been, a private investor. She also served as a director of Eldorado Bank, a California state-chartered Bank based in central Orange County, California, and its parent corporation, Eldorado Bancorp, from October 1995 until 1997, when Eldorado Bank was acquired by Commerce Security Bancorp. Mrs. DiGiovanni also served as a member of the board of directors of Mariners Bank, a state chartered bank based in San Clemente, California, from 1991 until 1995, when that Bank was acquired by Eldorado Bank.

  Warren T. Finley is a director of both the Bancorp and the Bank. Mr. Finley also is the Chairman of the Management and Incentive Committee of the Bank. Mr. Finley is an attorney who is, and for more than 35 years has been, engaged in the private practice of law in Orange County, California. Mr. Finley also served as a director of Eldorado Bank and its parent holding company, Eldorado Bancorp, from 1972 to 1997, when that Bank was acquired by Commerce Security Bancorp. Mr. Finley earned an undergraduate degree and a masters of business administration from Stanford University and his law degree from the University of Southern California.

  John Thomas, M.D. is a director of both the Bancorp and the Bank. Dr. Thomas is a licensed physician who is, and for more than the past 15 years, has been engaged in the private practice of medicine, specializing in the practice of radiation oncology. He also serves as, and for more than the past 7 years has been, the Medical Director of the San Clemente Tumor Medical Center. He is a Diplomate of the American board of Radiology and a Clinical Assistant Professor at the University of Southern California School of Medicine and is a member of the Standards Committee for the American College of Radiation Oncology. Dr. Thomas graduated from the Institute of Medicine and Pharmacy in Cluj, Rumania.

  Robert E. Williams is a director of both the Bancorp and the Bank and also serves as the Chairman of the Audit Committee of the Board of Directors of the Bancorp. Mr. Williams is, and for more than 20 years has been, a certified public accountant, with Robert E. Williams Accountancy Corporation, a firm that he established in 1978. Mr. Williams holds a Bachelor of Arts degree in accounting from California State College at Fullerton.

Committees of the Board of Directors

  The Board of Directors of the Bank has established the following committees to review and supervise various aspects of the Bank's operations. Following the completion of the Holding Company Reorganization, the Board of Directors of the Bancorp will continue these committees at the Bancorp level.

  . The Audit Committee, which is made up entirely of outside directors, provides oversight of the Bancorp's audit and compliance programs and coordinates audit matters with the Bank's independent auditors. Robert E. Williams is the chairman of the Audit Committee.

  . The Management and Incentive Committee has the authority to approve the salaries and grants of bonuses and options to our management, and oversees the development and implementation of compensation and benefit programs that are designed to enable the Bancorp and the Bank to retain existing, and attract new, management personnel and thereby remain competitive with other financial institutions in its market areas. Mr. Finley serves as chairman of this committee.

  The Board of Directors of the Bank has established the following committees to review and supervise various aspects of the Bank's operations. Following the completion of the Holding Company Reorganization, these committees will continue at the Bank level.

  . The Executive Committee develops and oversees the implementation of a number of our policies and procedures, including policies and procedures relating to our growth, the adequacy of the Bank's facilities, procedures designed to maintain compliance with regulatory requirements and capital adequacy and capital enhancement policies. The members of the Executive Committee also serve as the members of the Bank's Asset/Liability Committee and, in that capacity, develop and oversee the implementation of the Bank's asset/liability policies which are designed to insure that the Bank has, at all times, adequate funds to meet the cash requirements of its business and to preserve the Bank's net interest margins.

  . The Loan Committee is responsible for establishing loan policies and for reviewing loans proposed to be made by the Bank. This committee also reviews, on a regular basis, the Bank's existing loan portfolio to identify potential risks, monitor the management of those risks by the Bank's lending officers and assist the Board to determine the amount of the allowance that the Bank needs to maintain against the possibility of loan losses. Mr. McCauley is the chairman of the Loan Committee.

  . The Acquisition and Branching Committee is responsible for reviewing possible acquisition and branching opportunities and making recommendations with respect to such opportunities to the full board of directors. Mr. Torre serves as chairman of this committee.

Remuneration of Executive Officers and Directors

  The following table sets forth information concerning the annual cash compensation paid to each of the executive officers of the Bank for services in all capacities rendered to the Bank in 1999. No compensation was paid to any officers by the Bancorp in 1999.

                                                                Long Term
                                     Annual Compensation      Compensation
                                     --------------------   Awards Securities
Name and Principal Position            Salary     Bonus   Underlying Options(#)
---------------------------          ---------- --------- ---------------------
Raymond E, Dellerba, President and
 CEO................................ $  120,000 $  15,000        125,530
John J. McCauley, Executive Vice
 President, Chief Operating Officer
 and Chief Credit Officer........... $  100,000     7,500         36,586
Daniel L. Erickson, Executive Vice
 President and Chief Financial
 Officer............................ $   92,500     3,000         10,000
John P. Cronin, Executive Vice
 President and Chief Technology
 Officer............................ $   90,000     3,500         13,066

--------
(1) Mr. McCauley's annual salary will be increased to $110,000 when the Bank first achieves income from operations.
(2) Mr. Cronin's annual salary will be increased to $100,000 when the Bank first achieves income from operations.

  The Bank paid to Messrs. Dellerba and McCauley consulting fees in the amount of $10,000 and $5,000, respectively, for services rendered by them prior to November 1, 1998 in connection with the organization of the Bank, and cash compensation to Messrs. Dellerba, McCauley, Erickson and Cronin in the amounts of $20,000, $16,667, $10,278 and $14,167, respectively, for services rendered by them during the period from November 1, 1998 to December 31, 1998.

  In addition to the compensation set forth above and the provisions of Mr. Dellerba's employment contract set forth below, each executive officer receives health and life insurance benefits and other incidental job-related benefits. In addition, Mr. Dellerba's heirs are entitled to receive one-half of the benefit payable upon his death under the key-man life insurance policy we maintain on Mr. Dellerba. Also, automobiles are provided to Mr. Dellerba and Mr. McCauley for use on Bank business. The Bank also has granted stock options to the officers named above, as further described below under the heading "Stock Option Plan."

  The Bank has employment or severance agreements with the following executive officers:

  Raymond E. Dellerba. We entered into a multi-year employment contract with Mr. Dellerba under which he is employed as our President and Chief Executive Officer. The initial term of the employment contract ends on April 23, 2002, and renews automatically for additional successive one year periods through the year 2013 unless earlier terminated by either party. The employment contract calls for a base salary of $120,000 in 1999, and thereafter an annual base salary equal to the median peer salary for comparable positions in the Western United States, as reported by an independent index. The employment contract calls for a bonus for 1999 ranging from 35% to 150% of Mr. Dellerba's base salary, with target bonus of 75% (50% of the bonus shall be based on Mr. Dellerba's achievement of agreed-upon objectives, and 50% based on budget or other measures of Bank's success within the areas of Mr. Dellerba's responsibility). Thereafter, the annual bonus shall be equal to the greatest of
(1) 35% of the relevant base salary, (2) 3.5% of the Bank's pre-tax profits for the related calendar year, or (3) an amount calculated with reference to a formula, which shall relate on a percentage basis to the Bank's pre-tax profits, such formula to be determined in good faith by the Bank, Mr. Dellerba and an independent compensation consultant. The employment contract also calls for Mr. Dellerba to receive equity compensation, as follows: (1) participation in the Bank's established equity compensation plans based on a rate (as compared to the Bank's other employees entitled to so participate, as a group) equal to one to six (for example, if the Bank issued 60,000 options to its executives as a group, Mr. Dellerba would receive 10,000 options); (2) following the calendar year in which the Bank first achieves a return on assets (as defined) of at least one percent, Mr. Dellerba shall receive fully vested options to purchase an amount of shares equal to 0.5% of the Bank's shares then outstanding or subject to outstanding options at an exercise price equal to the then-current fair market value of such shares; and (3) a vesting schedule of 60 equal monthly installments for Mr. Dellerba's currently outstanding options. All of Mr. Dellerba's options shall vest upon our initial public offering, a change in control (as defined), or Mr. Dellerba's termination without cause (as defined) or resignation for good reason (as defined). For the year in which the Bancorp consummates its initial public offering, Mr. Dellerba will be entitled to a one-time bonus equal to one percent of the increase in the Company's shareholders equity that occurs during such year (other than increases attributable to earnings of the Company in such year). In the event of a sale of the Bancorp to or a merger with a third party during the term of Mr. Dellerba's employment and, if he was terminated without cause or he resigned for good reason, for two years thereafter, Mr. Dellerba shall receive one percent of the gross proceeds of the related transaction. Mr. Dellerba shall also receive the use of a company-paid automobile, two club memberships, health and life insurance benefits and the standard employee health, welfare and other benefit plans. The employment contract also contains a provision that, if the Bank hires an executive at a compensation level that exceeds that then payable by us to Mr. Dellerba, Mr. Dellerba's compensation and benefits under the employment contract shall be adjusted upward to be at least equal to those of the other executive. Upon Mr. Dellerba's reaching the age of 65, he shall become eligible to receive 180 monthly payments, as follows: 60 monthly payments of $75,000 each, then 60 monthly payments of $100,000 each, then 60 monthly payments of $125,000 each. Mr. Dellerba's right to receive these payments vests at a rate equal to 1.5 monthly payments for each month of service under his employment contract, subject to accelerated partial vesting if Mr. Dellerba is terminated without cause. In the event Mr. Dellerba dies, whether before or after age 65, the monthly payments shall be made to Mr. Dellerba's heirs. Mr. Dellerba, or his heirs, may elect to receive any remaining monthly payments in a lump sum.

  Messrs. McCauley, Erickson and Cronin. We plan to enter into severance agreements with Mr. McCauley, the Bank's Chief Operating Officer, Mr. Erickson, the Bank's Chief Financial Officer and Mr. Cronin, our Bank's Chief Technology Officer. Under those agreements, if any of them is terminated without cause, or there occurs a change of control (as defined therein) of the Bank that leads to an adverse change in the executive officer's position with us, or in the executive officer's salary or benefits, then the affected officer would be entitled to receive the following severance compensation: Mr. McCauley--six months in the case of a termination without cause or twelve months in the case of a change of control; Mr. Cronin--six months in the case of a termination without cause or twelve months in the case of a change of control; and Mr. Erickson--six months in the case of either a termination without cause or a change of control.

                          Stock Option Grants in 1999

                                                                                         Potential
                                              Individual Grants                      Realizable Value
                          ---------------------------------------------------------- at Assumed Annual
                          Number of                                                      Rates of
                          Securities  Percent of                                        Stock Price
                          Underlying Total Options                                   Appreciation for
                           Options    Granted to                                      Option Term(4)
                           Granted   Employees in   Exercise Price                   -----------------
          Name              (#)(2)    Fiscal Year  (Per Share)(2)(3) Expiration Date    5%      10%
          ----            ---------- ------------- ----------------- --------------- -------- --------
Raymond E. Dellerba(1)..   125,530       32.6%           $4.00        March 1, 2009  $315,781 $800,250
John J. McCauley(1).....    36,586        7.0%            4.00        March 1, 2009    92,030  233,222
Daniel Erickson(1)......    10,000        1.8%            4.00        March 1, 2009    25,156   63,750
John P. Cronin(1).......    13,066        3.5%            4.00        March 1, 2009    32,864   83,283

--------
(1) Mr. Dellerba's options become exercisable in 60 consecutive monthly installments. All other options described in the table above become exercisable in five consecutive annual installments.

(2) Adjusted for the Bank's two-for-one stock split which will become effective prior to completion of this offering.

(3) The exercise price of our options are equal to the fair market value of the underlying shares of stock on the date of grant.

(4) Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term of the options. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the exercise price, as determined by our Board of Directors, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option and exercise price.

  In January 2000, Messrs. Dellerba, McCauley, Erickson and Cronin were granted options to purchase 90,000, 10,000, 2,000, and 10,000 additional shares of common stock, respectively, at an exercise price of $6.75 per share (retroactively adjusted for the Bank's two-for-one stock split that will become effective on April 14, 2000). On that same date non-employee directors were granted options to purchase an aggregate of 96,000 additional shares, also at an exercise price of $6.75 per share.

Aggregate Option Exercises in 1999 and Year-End Option Values

  The following table sets forth the number and value of shares of common stock underlying the unexercised options held by the Named Executive Officers. No options were exercised during 1999.

                                    Number of           Value of Unexercised
                              Securities Underlying         In-the-Money
                             Unexercised Options at          Options at
                             December 31, 1999(1)(2)   December 31, 1999(1)(2)
                            ------------------------- -------------------------
Name                        Exercisable Unexercisable Exercisable Unexercisable
----                        ----------- ------------- ----------- -------------
Raymond E. Dellerba........   25,106       100,424      $69,042     $276,166
John J. McCauley...........      --         36,586          --       100,612
Daniel Erickson............      --         10,000          --        27,500
John P. Cronin.............      --         13,066          --        35,932

-------
(1) The value of unexercised options has been calculated on the basis of the fair market value of the Bancorp's common stock on December 31, 1999, less the applicable exercise price per share, multiplied by the number of shares underlying such options. All amounts give retroactive effect to our two-for-one stock split.

(2) Mr. Dellerba's options become exercisable in 60 approximately equal installments, but shall become fully exercisable on completion of this offering. The options held by Mssrs. McCauley, Erickson and Cronin become exercisable in five equal annual installments commencing March 2, 2000.

Compensation of Directors

  Non-employee directors receive fees of $500 for each board meeting, and $100 for each committee meeting, that they attend, up to a maximum of $600 per month. The chairman of the board of directors also receives an additional stipend of $100 per month for the additional responsibilities he has as chairman.

Stock Option Plan

  Effective March 2, 1999, the Bank's Board of Directors adopted a stock option plan which provides for the grant of options to directors, officers and other key employees of the bank, entitling them to purchase shares of common stock of the Bank. As of December 31, 1999, options to purchase a total of 380,106 shares of the Bancorp common stock had been granted and options to purchase an additional 345,800 shares were available for future grant.

  Prior to the consummation of this offering, as a result of the Holding Company Reorganization the Option Plan will be assumed by the Bancorp and thereafter the then outstanding options to purchase Bank common stock will be converted into options to purchase a like number of shares of common stock of the Bancorp, at the same exercise price per share. Options that may be granted thereafter shall represent the right to purchase shares of common stock of the Bancorp.

  The Option Plan provides for the granting of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory options to directors, officers and employees of the Bancorp and the Bank, except that incentive stock options may not be granted to non-employee directors. The purpose of the Plan is to provide participants with an opportunity to acquire an equity interest in the Bancorp that will give them incentive to continue to provide services to the Bancorp. The Option Plan is administered by the Management and Incentive Committee of the Board of Directors, which has sole discretion and authority, consistent with the provisions of the Option Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the Option Plan.

Compensation Committee Interlocks and Insider Participation

  During the year ended December 31, 1999, the Management and Incentive Committee of Board of Directors established the levels of compensation for our executive officers. Mr. Dellerba, who is the President and Chief Executive Officer of the Bancorp and the Bank, is a member of that Committee and participated in its deliberations regarding executive compensation for the other officers of the Bank. Mr. Dellerba did not, however, participate in the deliberations of that Committee with respect to his compensation.

Limitations on Directors' Liability and Indemnification

  The Articles of Incorporation of the Bancorp and the Articles of Incorporation of the Bank provide that, pursuant to California law, their directors shall not be liable for monetary damages for breach of their fiduciary duty in their capacities as directors of the Bancorp or the Bank. This provision in our Articles of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under California law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Bancorp or the Bank for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under California law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

  The respective Articles of Incorporation of the Bancorp and the Bank further provide that the Bancorp and the Bank will indemnify their respective directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. In addition, in January 2000, the shareholders of the Bank approved Indemnification Agreements that the Bank entered into with its officers and directors and also authorized the Bancorp to enter into similar agreements with its officers and directors.

  In January 2000, the Bank's shareholders approved indemnification agreements entered into by the Bank with its directors and executive officers and authorized the Bancorp to enter into similar agreements with its directors and officers. These agreements require the Bank and will require the Bancorp, among other things, to indemnify their respective directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Bancorp or the Bank, or in the case of a shareholder derivative action, opposed to the best interests of the Bancorp and its shareholders), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and to obtain directors' insurance if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We believe that our Articles of Incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

  We also have obtained directors and officers liability insurance for our directors and officers.

                              CERTAIN TRANSACTIONS

  The executive officers and directors of the Bancorp, and the entities with which they are associated, have engaged in banking transactions with the Bank in the ordinary course of its business. It is the policy of the Board of Directors that loans and commitments to loan included in such transactions will be made in accordance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with persons of similar creditworthiness that are not affiliated with us or the Bank and only if such loans do not present any undue risk of collectability.

  It is possible that, on the basis of sound business practices and subject to the approval of the Board of Directors, we may select companies owned, operated or controlled by directors to provide certain products and services to us and the Bank. Any such purchases shall be made on reasonable competitive terms and prices and in accordance with applicable laws and regulations.

  The directors advanced an aggregate of $470,000, without interest, to the Bank during the period from inception (May 29,1998) to December 1998 to fund organizational and pre-opening expenses. Such amounts were repaid to the organizing directors by the Bank on March 1, 1999 from the proceeds of its initial capital offering.

                             PRINCIPAL SHAREHOLDERS

  Set forth below is information regarding the number of shares of the Bancorp's common stock that would have been beneficially owned as of February 29, 2000 by (i) any persons known by us to own beneficially five percent or more of the Bancorp's outstanding shares, and (ii) each of our executive officers and directors, after giving retroactive effect to the Bank's 2-for-1 stock split and the Holding Company Reorganization as if they had occurred prior to February 29, 2000.

                                                          Percent of Shares
                                                          Beneficially Owned
                                                        ----------------------
Names and Addresses of Beneficial   Shares Beneficially Before this After this
Owners(1)                                Owned(2)        Offering    Offering
---------------------------------   ------------------- ----------- ----------
Carroll David Cone Jr..............       200,000           5.4%       3.0%
Raymond E. Dellerba................        95,790(2)(3)     2.5        1.4
George H. Wells....................        76,862(2)(4)     2.1        1.1
Ronald W. Chrislip.................        68,681(2)(5)     1.8        1.0
Julia M. DiGiovanni................        66,681(2)(6)     1.8        1.0
John Thomas, M.D...................        68,681(2)        1.8        1.0
Richard M. Torre...................        68,681(2)        1.8        1.0
Robert E. Williams.................        68,681(2)        1.8        1.0
Warren T. Finley...................        19,481(2)(7)       *          *
John J. McCauley...................        33,317(2)          *          *
John P. Cronin.....................        20,613(2)          *          *
Daniel L. Erickson.................        10,250(2)          *          *
All officers and directors as a
 group (11 persons)................       597,718          16.0%       8.8%

--------
*  Less than 1%.

(1) Each Director's and Executive Officer's address is the address of the Bancorp, 450 Newport Center Drive, Suite 100, Newport Beach, California 92660.

(2) Includes the following number of shares that are currently exercisable or will become exercisable by April 29, 2000: Mr. Dellerba--29,290 shares; Mr. McCauley--7,316 shares; Mr. Cronin--2,614 shares; Mr. Erickson--2,000 shares; Mr. Wells--8,362 shares; and Mrs. DiGiovanni and Messrs. Chrislip, Thomas, Torre, Williams and Finley--4,182 shares each. Does not include options to purchase an aggregate of 280,700 shares of common stock granted to the officers and directors in January 2000 See "Management--Stock Option Plan."

(3) Does not include, and Mr. Dellerba disclaims beneficial ownership of, a total of 5,000 shares held in joint tenancy by Mr. Dellerba's mother and each of Mr. Dellerba's minor children.

(4) Does not include, and Mr. Wells disclaims beneficial ownership of, 12,500 shares owned by Mr. Wells' spouse.

(5) Does not include, and Mr. Chrislip disclaims beneficial ownership of 5,300 shares which are owned by certain family members (not residing with him).

(6) Does not include, and Mrs. DiGiovanni disclaims beneficial ownership of 3,000 shares which are owned by certain family members (not residing with her).

(7) Does not include, and Mr. Finley disclaims beneficial ownership of, 62,198 shares, which are owned by family members of Mr. Finley (not residing with him).

                          DESCRIPTION OF CAPITAL STOCK

  The Bancorp's authorized capital stock currently consists of 2,000,000 shares of preferred stock, without par value, and 10,000,000 shares of common stock, without par value. As a result of the Bank's two-for-one stock split of its outstanding shares, prior to the consummation of the Holding Company Reorganization, the Bancorp will be increasing the authorized number of its shares of common stock, proportionately, to 20,000,000 shares. Prior to the completion of this offering a total of 3,720,162 shares of common stock of the Bancorp will be issued and outstanding and an additional 725,906 shares of common stock will be reserved for issuance on exercise of stock options. Up to 3,450,000 shares of common stock will be sold and issued in this offering and warrants to purchase 300,000 shares will be issued to the underwriters, leaving 11,803,932 shares of common stock and 2,000,000 shares of preferred stock available for future issuance. No shares of preferred stock have been issued, and we have no present plans to sell or issue shares of preferred stock. Set forth below is a description of the preferred stock and the common stock.

Preferred Stock

  The Bancorp's Board of Directors has the authority, without further action by the shareholders, to issue up to 2,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preference and number of shares constituting any series or the designation of such series. The purpose of the provisions of the Bancorp's articles of incorporation authorizing the issuance of preferred stock is to provide us with the flexibility to take advantage of opportunities to raise additional capital through the issuance of shares that address competitive conditions in the securities markets. The rights of the holders of the Bancorp's common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. Although it presently has no plans to do so, the Board of Directors, without stockholder approval, may issue preferred stock with voting or conversion rights which could adversely affect the voting power of the holders of our common stock. This provision may be deemed to have a potential anti-takeover effect, because the issuance of such preferred stock may delay or prevent a change of control of the Bancorp. Furthermore, shares of preferred stock, if any are issued, may have other rights, including economic rights, senior to our common stock, and, as a result, the issuance thereof could depress the market prices of the common stock. After the Holding Company Reorganization, the Bank will continue to have 2,000,000 authorized shares of preferred stock, with identical rights and preferences to those described above.

Common Stock

  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, provided that shareholders may cumulate votes in the election of our directors (that is, to give any candidate, or any number of candidates, standing for election a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled). The candidates who receive the highest number of votes will be elected as directors.

  Subject to the preference in dividend rights of any series of preferred stock which we may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by our board of directors out of legally available funds, which consist of our retained earnings or current earnings. However, our ability to pay dividends also will depend on the extent to which our capital exceeds minimum capital requirements under applicable laws and regulations, and upon the rate of growth of the Bank, which may require earnings to be retained to support such growth. Upon liquidation, dissolution or winding up, after payment of all debts and liabilities, including funds of depositors, and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of the common stock will be entitled to all assets that are legally available for distribution.

  Other than the rights described above, the holders of common stock have no preemptive subscription, redemption, sinking fund or conversion rights and are not subject to further calls or assessments. The rights and preferences of holders of common stock will be subject to the rights of any series of preferred stock which we may issue in the future.

Transfer Agent and Registrar

  The transfer agent and registrar for the shares of the Bancorp's common stock is U. S. Stock Transfer Corporation, Glendale, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Before this offering, the Bancorp's common stock was not listed on any stock exchange or automated or other inter-dealer trading or quotation system. The Bank's common stock has traded only on an infrequent basis on the NASDAQ OTC Bulletin Board. Future sales of substantial amounts of our common stock in the public market, following this offering, could adversely affect prevailing market prices and adversely affect our ability to raise additional capital at a time and price favorable to us.

  Upon completion of this offering, we will have 6,720,162 shares of common stock outstanding, assuming no exercise of the underwriter's over-allotment option. Of these shares, the 3,000,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" of the Bancorp as that term is used under the Securities Act of 1933. Of the 3,720,162 shares that will be held by the existing shareholders of the Bank, a total of 3,197,115 will become freely tradable without restriction 90 days after the date of this offering. The remaining 523,047 shares, which will be owned by officers or directors of the Bancorp, also will become saleable 90 days after the date of this offering, but sales of such shares will be subject to certain volume limitations and manner of sale restrictions contained in Rule 145 under the Securities Act of 1933, which is summarized below.

  As a condition of the offering, all officers and directors will agree with the underwriters that they will not sell any common stock of the Bancorp owned by them for a period of 180 days after the effective date of this offering without the prior written consent of Paulson Investment Company, Inc. A total of 523,047 shares of common stock will be subject to this 180-day lock-up. Upon the expiration of the 180-day lock-up (or earlier upon the consent of Paulson), those shares will become eligible for sale subject to the volume and other restrictions of Rule 144.

  In general, under Rule 145, any person (or persons whose shares are aggregated) who, at the time the Holding Company Reorganization was approved, was an affiliate of the Bank or who is an affiliate the Bancorp will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock (approximately 67,200 shares immediately after this offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 145 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about the Bancorp.

  On completion of this offering, we will issue stock purchase warrants (the "Underwriters' Warrants"), that will entitle Paulson Investment Company, Inc., the representative of the underwriters for this offering ("Paulson"), to purchase a number of our shares of common stock (the "Warrant Shares") equal to 10% of the shares sold in this offering (exclusive of shares that may be sold pursuant to the underwriters' overallotment option). The per share purchase price of the Warrant Share will be equal to 120% of the per share public offering price set forth on the cover page of this prospectus. The Underwriters Warrants will be exercisable for a period of four years commencing one year after the date of this prospectus. We have granted Paulson certain registration rights which, if exercised, will enable Paulson to sell the Warrant Shares without restriction, commencing as early as one year following the completion of this offering.

  We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our stock option plan, thus permitting the resale by non-affiliates of shares issued under the plan in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing which is expected on or shortly after the closing of this offering. At the time this offering is completed, options to purchase 380,106 shares of common stock will be outstanding under our stock option plan. Shares issuable upon the exercise of options held by persons subject to the lock-up agreements described above will be subject to the lock-up provisions thereof.

                                  UNDERWRITING

  The underwriters named below have severally agreed, subject to the terms and conditions contained in an underwriting agreement with us, to purchase 3,000,000 shares from us at the price set forth on the cover page of this prospectus, in accordance with the following table:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Paulson Investment Company, Inc....................................
                                                                       ---------
     Total............................................................ 3,000,000
                                                                       =========

  Nature of Underwriting Commitment. The underwriting agreement provides that the underwriters are committed to purchase all the shares offered by this prospectus if any shares are purchased. This commitment does not apply to 450,000 shares subject to the over-allotment option granted by us to the underwriters to purchase additional shares in this offering.

  Conduct of the Offering. We have been advised by Paulson Investment Company, Inc., that the underwriters propose to offer the shares of common stock to be sold in this offering directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain securities
dealers at that price less a concession of not more than $     per share. The
underwriters may allow, and those dealers may reallow, a concession not in
excess of $     per share to certain other dealers. After the shares of common stock are released for sale to the public, the offering price and other selling terms may be changed from time to time by the underwriters. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

  The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus on a discretionary basis.

  Overallotment Option. We have granted the underwriters an option, expiring 45 days after the date of this prospectus, to purchase up to 450,000 additional shares from us on the same terms as set forth in this prospectus with respect to the 3,000,000 shares offered hereby. The underwriters may exercise this option, in whole or in part, only to cover over-allotments, if any, in the sale of the shares offered by this prospectus.

  Offering Discounts, Commissions and Expenses. The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. These amounts are shown assuming no exercise and full exercise, respectively, of the underwriters' over-allotment option described above:

                                                 Total without    Total with
                                            Per  Over-Allotment Over-Allotment
                                           Share     Option         Option
                                           ----- -------------- --------------
   Per share underwriting discounts and
    commissions..........................  $          $              $
   Total underwriting discount to be paid
    by us................................  $          $              $

  The expenses of this offering, not including the underwriting discounts and commissions, are estimated to be approximately $812,500 and will be paid by us. Expenses of this offering, exclusive of the underwriting discounts and commissions, include the 1% nonaccountable expense allowance payable to Paulson Investment Company, Inc., the SEC filing fee, the NASD filing fee, NASDAQ listing fees, printing expenses, legal and accounting fees, transfer agent and registrar fees and other miscellaneous fees and expenses.

  We have agreed that if this offering is successfully completed we will pay to Paulson Investment Company, Inc., a non-accountable expense allowance equal to one percent of the initial public offering price of the sale of the shares in this offering (including sales on exercise of the underwriters' over-allotment option.

  Underwriters' Warrants. On completion of this offering, we will issue the Underwriters' Warrants to Paulson, entitling it to purchase from us up to ten percent of the number of shares sold in this offering, exclusive of the shares available pursuant to the over-allotment option. The per share purchase price of these shares will be equal to 120% of the offering price per share. These warrants are exercisable during the four-year period beginning one year from the date of issuance. These warrants, and the shares underlying the warrants, are not transferable for one year following the effective date of the registration, except to an individual who is an officer or partner of an underwriter, by will or by the laws of descent and distribution, and are not redeemable. We have granted Paulson certain registration rights which, if exercised, will enable Paulson to sell the Warrant Shares without restriction, commencing as early as one year following the date of this prospectus.

  The holders of the underwriters' warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized by the underwriters on the sale of the shares issuable upon exercise of the Underwriters' Warrants may be deemed to be additional underwriting compensation. The securities underlying the underwriters' warrants are being registered on the registration statement. During the term of the underwriters' warrants, the holders thereof are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the underwriters' warrants are outstanding. At any time at which the underwriters' warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

  Indemnification. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

  Lock-up Agreements. We, our executive officers, and directors have agreed not to sell or transfer any shares of our common stock for six months after the date of this prospectus without first obtaining the written consent of Paulson Investment Company, Inc. Specifically, we and these other individuals have agreed not to, directly or indirectly:


  . sell or offer to sell any shares of our common stock;

  . grant any option to sell any shares of our common stock;

  . engage in any short sale of our common stock;

  . pledge or otherwise transfer or dispose of any shares of our common stock; or

  . publicly announce an intention to do any of the foregoing.

  These lock-up agreements apply to shares of our common stock and also to any options or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of our common stock. These lock-up agreements apply to all such securities that are currently owned or later acquired either of record or beneficially by the persons executing the agreements. However, Paulson Investment Company, Inc. may, in its sole discretion and without notice, release some or all of the securities subject to these agreements at any time during the one year period. Currently, there are no agreements by Paulson Investment Company, Inc. to release any of the securities from the lock-up agreements during such six month period.

  Our executive officers and directors have agreed that, for a period of one year from the date of this prospectus, they will notify Paulson Investment Company, Inc. before they sell our common stock under Rule 144 or Rule 145.

  Prior to this offering, there has not been an active public market for our common stock. Consequently, the initial public offering price of the common stock will be determined by arms' length negotiation between the Bancorp and the underwriters. Among the factors to be considered in pricing the common stock are our results of operations, current financial condition and future prospects, the experience of management, the amounts of ownership to be retained by the current stockholders, the general condition of the economy, the banking industry and the securities markets, the demand for similar securities of companies considered comparable to us and other factors that we and the underwriters deem relevant.

  We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

  Online Activities. A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, member of the selling group or by persons with whom they may contract for such services. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

  Stabilization and Other Transactions. The rules of the SEC generally prohibit the underwriters from trading in our common stock on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our common stock to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

  . Stabilizing transactions consist of bids or purchases made by the lead representative for the purpose of preventing or slowing a decline in the market price of our common stock while this offering is in progress.

  . Short sales and over-allotments occur when the representatives, on behalf of the underwriting syndicate, sell more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the representatives may exercise the over-allotment option described above and/or they may engage in syndicate covering transactions.

  . Syndicate covering transactions are bids for or purchases of our common stock on the open market by the representatives on behalf of the underwriters in order to reduce a short position incurred by the representatives on behalf of the underwriters.

  . A penalty bid is an arrangement permitting the representatives to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by that underwriter was later repurchased by the representatives and therefore was not effectively sold to the public by such underwriter.

If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the NASDAQ National Market, in the over-the-counter market or otherwise.

  Passive Market Making. Prior to the pricing of this offering, and until the commencement of any stabilizing bid, underwriters and dealers who are qualified market makers on the NASDAQ National Market may engage in passive market making transactions. Passive market making is allowed during the period when the SEC's rules would otherwise prohibit market activity by the underwriters and dealers who are participating in this offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock; but if all independent bids are lowered below the passive market maker's bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in our common stock during a specified period and must be discontinued when such limit is reached. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

                                 LEGAL MATTERS

  The validity of the issuance of the shares that we offer will be passed upon for the Bancorp by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Stoel Rives LLP, Portland, Oregon. Members of Stradling Yocca Carlson & Rauth own a total of 12,500 shares of Bancorp common stock.

                                    EXPERTS

  The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to us and the shares, you should refer to the registration statement and the accompanying exhibits and schedules. Statements in this prospectus regarding the contents of contracts or other documents are not necessarily complete. In each instance you should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Statements in this prospectus about these contracts and documents are qualified by reference to the exhibits.

  You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and you may obtain copies of all or any part of the registration statement from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

  The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

  We intend to furnish our shareholders with annual reports containing financial statements audited by our independent certified public accountants.

                           PACIFIC MERCANTILE BANCORP

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Public Accountants.................................. F-2

Consolidated Statements of Financial Condition............................ F-3

Consolidated Statements of Operations..................................... F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficit)...... F-5

Consolidated Statements of Cash Flows..................................... F-6

Notes to Consolidated Financial Statements................................ F-7

After the reorganization transaction discussed in Note 1 to Pacific Mercantile Bancorp's consolidated financial statements is effected, we expect to be in a position to render the following audit report.

/s/ Arthur Andersen LLP
January 28, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Pacific Mercantile Bancorp:

  We have audited the accompanying consolidated statements of financial condition of Pacific Mercantile Bancorp (the Company) and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1999 and the period from inception (May 29, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Mercantile Bancorp and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period from inception (May 29, 1998) to December 31, 1998 in conformity with accounting principles generally accepted in the United States.

                           PACIFIC MERCANTILE BANCORP

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                             December 31,
                                                         ----------------------
                                                            1999        1998
                                                         -----------  ---------
                        ASSETS
                        ------
Cash and Due from Banks................................  $ 2,531,200  $ 177,300
Federal Funds Sold.....................................   35,967,000        --
                                                         -----------  ---------
  Cash and cash equivalents............................   38,498,200    177,300
                                                         -----------  ---------
Interest Bearing Deposits with Financial Institutions..    1,386,000        --
Securities Available for Sale, at fair value...........    2,668,800        --
Loans held for Sale, at lower of cost or market........    2,700,000        --
Loans, net.............................................   44,343,200        --
Accrued Interest Receivable............................      221,100        --
Premises and Equipment, net............................    1,178,300    142,500
Other Assets...........................................      169,800     20,200
                                                         -----------  ---------
    Total assets.......................................  $91,165,400  $ 340,000
                                                         ===========  =========


    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
    ----------------------------------------------
Deposits:
  Noninterest bearing..................................  $16,607,800  $     --
  Interest bearing.....................................   57,892,400        --
                                                         -----------  ---------
    Total deposits.....................................   74,500,200        --


Advances from Founders.................................          --     470,000
Accrued Interest Payable...............................       51,600        --
Other Liabilities......................................      595,200    112,200
                                                         -----------  ---------
    Total liabilities..................................   75,147,000    582,200
                                                         -----------  ---------


Commitments and Contingencies (Note 11)
Stockholders' Equity (Deficit):
  Preferred stock, no par value, 2,000,000 shares
   authorized, none issued.............................          --         --
  Common stock, no par value, 20,000,000 shares
   authorized, 3,720,162 shares issued and
   outstanding.........................................   19,019,200        --
  Accumulated deficit..................................   (2,992,400)  (242,200)
  Unrealized loss on securities available for sale, net
   of tax..............................................       (8,400)       --
                                                         -----------  ---------
    Total stockholders' equity (deficit)...............   16,018,400   (242,200)
                                                         -----------  ---------
    Total liabilities and stockholders' equity
     (deficit).........................................  $91,165,400  $ 340,000
                                                         ===========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           PACIFIC MERCANTILE BANCORP

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  Period from
                                                                   Inception
                                                   Year Ended   (May 29, 1998)
                                                    December    to December 31,
                                                    31, 1999         1998
                                                   -----------  ---------------
Interest Income:
  Loans, including fees........................... $   759,800     $     --
  Federal funds sold..............................   1,173,300           --
  Securities available for sale...................      56,500           --
  Interest bearing deposits with financial
   institutions...................................      45,100           --
  Other...........................................      65,400         2,600
                                                   -----------     ---------
    Total interest income.........................   2,100,100         2,600
                                                   -----------     ---------


Interest Expense:
  Deposits........................................     878,900           --
  Other borrowings................................       1,100           --
                                                   -----------     ---------
    Total interest expense........................     880,000           --
                                                   -----------     ---------
Net Interest Income...............................   1,220,100         2,600
Provision for Loan Losses.........................     750,000           --
                                                   -----------     ---------
Net Interest Income after Provision for Loan
 Losses...........................................     470,100         2,600
                                                   -----------     ---------


Noninterest Income:
  Service charges and fees........................      14,900           --
  Mortgage banking................................      99,200           --
  Other...........................................      17,500           --
                                                   -----------     ---------
    Total noninterest income......................     131,600           --
                                                   -----------     ---------


Noninterest expense:
  Salaries and employee benefits..................   1,836,500       108,800
  Occupancy expense...............................     271,100        21,000
  Equipment expense...............................     195,200         1,000
  Professional fees...............................     377,300        74,100
  Other operating expense.........................     671,200        38,700
                                                   -----------     ---------
    Total noninterest expense.....................   3,351,300       243,600
                                                   -----------     ---------
Loss before Income Taxes..........................  (2,749,600)     (241,000)
Income Tax Expense................................         600         1,200
                                                   -----------     ---------
Net Loss.......................................... $(2,750,200)    $(242,200)
                                                   ===========     =========
Net Loss per Share................................ $     (1.12)    $    N/A
                                                   ===========     =========


  The accompanying notes are an integral part of these consolidated financial statements.

                           PACIFIC MERCANTILE BANCORP

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

              For the Year Ended December 31, 1999 and the Period
               from Inception (May 29, 1998) to December 31, 1998

                                                                              Unrealized
                          Preferred Stock      Common Stock                    Loss on
                          ---------------- ---------------------              Securities
                          Number of        Number of             Accumulated  Available
                           Shares   Amount  Shares     Amount      Deficit     for Sale     Total
                          --------- ------ --------- ----------- -----------  ---------- -----------
Balance, at inception
 (May 29, 1998).........     --     $ --         --  $       --  $       --    $   --    $       --
 Net loss...............     --       --         --          --     (242,200)      --       (242,200)
                             ---    -----  --------- ----------- -----------   -------   -----------
Balance, December 31,
 1998...................     --       --         --          --     (242,200)      --       (242,200)
Issuance of 3,720,162
 shares of common stock,
 net of offering
 expenses...............     --       --   3,720,162  19,019,200         --        --     19,019,200
Comprehensive loss:
 Net loss...............     --       --         --          --   (2,750,200)      --     (2,750,200)
 Change in unrealized
  loss on securities
  available for sale,
  net of tax............     --       --         --          --          --     (8,400)       (8,400)
                                                                                         -----------
Total comprehensive
 loss...................                                                                  (2,758,600)
                             ---    -----  --------- ----------- -----------   -------   -----------
Balance, December 31,
 1999...................     --     $ --   3,720,162 $19,019,200 $(2,992,400)  $(8,400)  $16,018,400
                             ===    =====  ========= =========== ===========   =======   ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                           PACIFIC MERCANTILE BANCORP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Period from
                                                                   Inception
                                                   Year Ended   (May 29, 1998)
                                                    December    to December 31,
                                                    31, 1999         1998
                                                   -----------  ---------------
Cash Flows From Operating Activities:
  Net loss........................................ $(2,750,200)    $(242,200)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization.................     202,100           --
    Provision for loan losses.....................     750,000           --
    Accretion of discount on securities...........      (2,000)          --
    Net change in accrued interest receivable.....    (221,100)          --
    Net change in other assets....................    (149,600)      (20,200)
    Net change in accrued interest payable........      51,600           --
    Net change in other liabilities...............     483,000       112,200
                                                   -----------     ---------
    Net cash used in operating activities.........  (1,636,200)     (150,200)
                                                   -----------     ---------
Cash Flows From Investing Activities:
  Net increase in interest bearing deposits with
   financial institutions.........................  (1,386,000)          --
  Purchase of securities available for sale.......  (2,675,200)          --
  Net increase in loans held for sale.............  (2,700,000)          --
  Net increase in loans........................... (45,093,200)          --
  Increase in premises and equipment..............  (1,237,900)     (142,500)
                                                   -----------     ---------
    Net cash used in investing activities......... (53,092,300)     (142,500)
                                                   -----------     ---------
Cash Flows From Financing Activities:
  Net increase in deposits........................  74,500,200           --
  Proceeds from sale of common stock, net of
   offering expenses..............................  19,019,200           --
  (Repayment of) advances from founders...........    (470,000)      470,000
                                                   -----------     ---------
    Net cash provided by financing operations.....  93,049,400       470,000
                                                   -----------     ---------
    Net increase in cash and cash equivalents.....  38,320,900       177,300
  Cash and Cash Equivalents, beginning of period..     177,300           --
                                                   -----------     ---------
  Cash and Cash Equivalents, end of period........ $38,498,200     $ 177,300
                                                   ===========     =========
Supplementary Cash Flow Information:
  Cash paid for interest on deposits and other
   borrowings..................................... $   828,400     $     --
                                                   ===========     =========
  Cash paid for income taxes...................... $       600     $   1,200
                                                   ===========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           PACIFIC MERCANTILE BANCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

1. Nature of Business and Significant Accounting Policies

 Organization

  The consolidated financial statements include the accounts of Pacific Mercantile Bancorp (the "Bancorp") and Pacific Mercantile Bank (the "Bank"). The Bancorp is a bank holding company and was incorporated on January 7, 2000 in the State of California. Pacific Mercantile Bank is a banking company which was formed on May 29, 1998, incorporated November 18, 1998 in the State of California and commenced operations on March 1, 1999. The Bank is chartered by the California Department of Financial Institutions (DFI) and is a member of the Federal Reserve Bank of San Francisco ("FRB"). In addition, its customers' deposit accounts are insured by the Federal Deposit Insurance Corporation ("FDIC").

  Prior to completion of its public offering (see Note 16), Bancorp will acquire Pacific Mercantile Bank by means of a merger as a result of which Pacific Mercantile Bank will become a wholly-owned subsidiary of Bancorp and Pacific Mercantile Bank's shareholders will become Bancorp shareholders, owning the same number and percentage of Bancorp shares as they had owned in Pacific Mercantile Bank (the "Reorganization"). Prior to the Reorganization, Bancorp will have only nominal assets and will not have conducted any business. All financial information included herein has been restated as if the holding company reorganization was effective for all periods presented. Additionally, the number of common shares outstanding gives retroactive effect to a two-for-one stock split of the Bank's outstanding shares, and the authorized number of common shares gives retroactive effect to an increase therein that is proportionate to the increase in the number of outstanding shares as a result of that stock split, that will become effective prior to the completion of the Reorganization.

  The Bank provides a full range of banking services to small and medium size businesses, professionals and the general public throughout Orange County and is subject to competition from other financial institutions. The operating results of the Bank may be significantly affected by changes in market interest rates and by fluctuations in real estate values in the Bank's primary service area. The Bank is regulated by the DFI, FRB and FDIC and undergoes periodic examinations by those regulatory authorities.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the statements of cash flow, cash and cash equivalents consist of cash on hand and due from banks and federal funds sold. Generally, federal funds are sold for a one-day period. Cash and cash equivalents amount to $38,498,200 and $177,300 as of December 31, 1999 and 1998, respectively.

 Interest Bearing Deposits with Financial Institutions

  Interest bearing deposits with financial institutions mature within one year and are carried at cost.

 Securities Available for Sale

  Securities available for sale are those that management intends to hold for an indefinite period of time and that may be sold in response to changes in liquidity needs, changes in interest rates, changes in prepayment risks and other similar factors. The securities are recorded at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income.

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998


  Purchased premiums and discounts are recognized as interest income using the interest method over the term of the securities. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

 Loans Held for Sale

  Loans intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

 Loans and Allowance for Loan Losses

  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at principal amounts outstanding, net of unearned income. Interest is accrued daily as earned, except where reasonable doubt exists as to collectibility, in which case accrual of interest is discontinued and the loan is placed on nonaccrual status. Loans are generally classified as impaired and placed on nonaccrual status when, in management's opinion, such principal or interest will not be collectible in accordance with the contractual terms of the loan agreement. Loans with principal or interest that is 90 days or more past due are then placed on nonaccrual status. Management may elect to continue the accrual of interest when the estimated net realizable value of the collateral is sufficient to recover both principal and accrued interest balances and such balances are in the process of collection.

  Generally, interest payments received on nonaccrual loans are applied to principal. Once all principal has been received, additional interest payments are recognized as interest income on a cash basis. The allowance for loan losses is established through a provision for loan losses. Loans are charged against the allowance for loan losses when management believes that the collection of the carrying amount is unlikely. Because the Bank commenced operations in early 1999, management has no prior loss experience with its loan portfolio. Consequently, during the initial stages of operation, the allowance is being maintained at a level of 1.6% of outstanding loan balances. This allowance is based upon historical industry loan losses and management's evaluation of the Bank's loan portfolio quality. As management develops more history with the Bank's loan portfolio, it will maintain an allowance for loan losses based on evaluations of the collectibility of loans taking into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, review of specific problem loans, prior loan loss experience and current economic conditions that may affect the borrowers' ability to pay.

  The allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. Management believes that the allowance for loan losses is adequate as of December 31, 1999. In addition, the FDIC and the DFI, as an integral part of their examination processes, periodically review the Bank's allowance for loan losses. The agencies may require the Bank to recognize additions to the allowance based on their judgments on information available at the time of their examinations.

  The Bank also evaluates loans for impairment, where principal and interest is not expected to be collected in accordance with the contractual terms of the loan agreement. The Bank measures and reserves for impairment on a loan by loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent. As of December 31, 1999 the Bank has no loans classified as impaired. The Bank excludes from its impairment calculations smaller, homogeneous loans such as consumer installment loans and lines of credit. Also, loans that experience insignificant payment delays or payment shortfalls are generally not considered impaired.

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998


 Loan Origination Fees and Costs

  All origination fees and related direct costs are deferred and amortized to interest income as an adjustment to yield over the respective lives of the loans using the effective interest method. As of December 31, 1999, approximately $62,200 of deferred loan costs were included in the related loan totals in the accompanying statements of financial condition.

 Premises and Equipment

  Premises and equipment are stated at cost, less accumulated depreciation and amortization which is charged to expense on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, over the term of the leases, whichever is shorter. Maintenance and repairs are charged directly to expense as incurred. Improvements to premises and equipment that extend the useful lives of the assets are capitalized.

  When assets are disposed of, the applicable costs and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in current operations. Rates of depreciation and amortization are based on the following estimated useful lives:

   Furniture and
    equipment....   Three to ten years
   Leasehold
    improvements..  Lesser of the lease term or estimated useful life

 Income Taxes

  Deferred income taxes and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

 Loss Per Share

  Basic loss per share was computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares used in the loss per share computation for the year ended December 31, 1999 was 2,466,114. No shares were outstanding for the period from inception (May 29, 1998) to December 31, 1998.

 Comprehensive Income

  Components of comprehensive income include non-ownership related revenues, expenses, gains, and losses that under generally accepted accounting principles are included in equity but excluded from net income. The Bank had no components of comprehensive income in the period ended December 31, 1998.

 Segment Disclosures

  Based on the internal reporting of financial information, management currently believes that it operates with only one operating segment and has not included any segment disclosures herein.

 Recent Accounting Pronouncements

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which was subsequently amended by SFAS No. 137 to defer the effective date of the

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998

pronouncement from fiscal years beginning June 15, 1999 to fiscal years beginning June 30, 2000. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the purpose of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. Management believes that the adoption of SFAS No. 133 will not have a material impact on the Bank's results of operations or financial condition.

2. Interest Bearing Deposits with Banks

  The Bank had interest bearing deposits with financial institutions of $1,386,000 at December 31, 1999. The Bank had no interest bearing deposits at December 31, 1998. The weighted average percentage yield of these deposits at December 31, 1999 was 5.70 %.

  Interest bearing deposits with financial institutions at December 31, 1999 are scheduled to mature within one year.

3. Securities Available For Sale

  The following is a summary of the major components of securities available for sale and a comparison of carrying values, estimated fair values, gross unrealized gains and losses and maturities at December 31, 1999:

                                                Gross      Gross     Estimated
                                   Amortized  Unrealized Unrealized Fair Market
                                      Cost      Gains      Losses      Value
                                   ---------- ---------- ---------- -----------
   U.S Agency Securities:
     Less than one year........... $  750,000   $ --      $(2,100)  $  747,900
     One to five years............  1,492,000     --       (6,300)   1,485,700
   Federal Reserve Bank Stock.....    435,200     --          --       435,200
                                   ----------   -----     -------   ----------
                                   $2,677,200   $ --      $(8,400)  $2,668,800
                                   ==========   =====     =======   ==========

  At December 31, 1999, U.S. Agency securities with a carrying value of $746,000 were pledged to secure a discount line at the Federal Reserve Bank.

4. Loans and Allowance for Loan Losses

  The loan portfolio consisted of the following at December 31, 1999:

   Real estate loans............................................... $30,653,600
   Commercial loans................................................  10,471,600
   Construction loans..............................................      90,600
   Consumer loans..................................................   3,815,200
                                                                    -----------
                                                                     45,031,000
     Allowance for loan losses.....................................    (750,000)
     Deferred loan origination costs, net..........................      62,200
                                                                    -----------
       Loans, net.................................................. $44,343,200
                                                                    ===========

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998


  A summary of the Bank's transactions in the allowance for loan losses for the year ended December 31, 1999 is as follows:

   Balance, December 31, 1998......................................... $    --
   Provision for loan losses..........................................  750,000
   Recoveries.........................................................      --
   Amounts charged off................................................      --
                                                                       --------
   Balance, December 31, 1999......................................... $750,000
                                                                       ========

  The following table sets forth the allocation of the allowance for loan losses by loan category as of December 31, 1999:

   Real Estate loans.................................................. $127,000
   Commercial loans...................................................   43,400
   Consumer loans.....................................................   60,000
   Unallocated........................................................  519,600
                                                                       --------
   Balance, December 31, 1999......................................... $750,000
                                                                       ========

  The Bank had no nonaccrual loans at December 31, 1999. The Bank had no loans with principal more than 90 days past due and not on nonaccrual status at December 31, 1999. At December 31, 1999, the Bank had no restructured loans and no loans were considered impaired.

  The Bank purchased 13 loans in November and December of 1999 from a non-related entity with a par value of $19,394,900 at a premium of $290,900. The premium is being amortized over five years which is the estimated life of the loans. The loans are recently originated with terms of 10 to 30 years, primarily variable rate, and secured by multi-family real estate.

5. Premises and Equipment

  The major classes of premises and equipment at December 31, 1999 and 1998 are as follows:

                                                       December 31, December 31,
                                                           1999         1998
                                                       ------------ ------------
   Furniture and equipment............................  $1,190,600    $131,100
   Leasehold improvements.............................     189,800      11,400
                                                        ----------    --------
                                                         1,380,400     142,500
   Accumulated depreciation and amortization..........    (202,100)        --
                                                        ----------    --------
                                                        $1,178,300    $142,500
                                                        ==========    ========

  The amount of depreciation and amortization included in operating expense was $202,100 for the year ended December 31, 1999. There was no depreciation for the period from inception (May 29, 1998) through December 31, 1998.

6. Deposits

  The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 1999 was $21,782,100.

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998


  At December 31, 1999, the scheduled maturities of time deposits of $100,000 or more are as follows:

       2000......................................................... $21,594,600
       2001.........................................................     187,500
                                                                     -----------
                                                                     $21,782,100
                                                                     ===========

7. Related Parties

  The executive officers and directors of the Bank, and the companies with which they are associated, have banking transactions with the Bank in the ordinary course of business. In the opinion of management, all loans and commitments to loan included in such transactions have been made in accordance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with persons of similar creditworthiness that are not affiliated with the Bank, and only if such loans do not present any undue risk of collectibility.

  The following is a summary of loan transactions with executive officers and directors of the Bank for the year ended December 31, 1999:

   Balance, December 31, 1998......................................... $    --
   New loans granted..................................................  304,700
   Principal repayments...............................................  (85,700)
                                                                       --------
   Balance, December 31, 1999......................................... $219,000
                                                                       ========


8. Advances From Founders

  The organizing directors advanced an aggregate of $470,000, without interest, to the Bank during the period from inception (May 29,1998) to December 1998 to fund organizational and pre-opening expenses. Such amounts were repaid to the organizing directors by the Bank on March 1, 1999 from the proceeds of its initial capital offering.

9. Income Taxes

  Tax expense from inception (May 29, 1998) to December 31, 1998 represents $400 of current federal tax provision and $800 of current state tax provision. Tax expense for the year ended December 31, 1999 represents $600 of current state tax provision.

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998


  The components of the net deferred tax asset are as follows:

                               December 31,  December 31,
                                   1999          1998
                               ------------  ------------
   Deferred tax assets:
     Allowance for loan
      losses.................  $   255,000    $     --
     Deferred organizational
      and start-up expenses..      (16,500)      82,800
     Net operating loss
      carryforward...........      530,200          --
     State taxes.............      210,200       26,700
     Other accrued expenses..      155,800          --
                               -----------    ---------
   Total deferred taxes......    1,134,700      109,500
   Valuation allowance.......   (1,134,700)    (109,500)
                               -----------    ---------
   Net deferred taxes........  $       --     $     --
                               ===========    =========

  The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                                   Period from
                                                                    Inception
                                                     Year Ended  (May 29, 1998)
                                                    December 31, to December 31,
                                                    ------------ ---------------
                                                        1999          1998
                                                    ------------ ---------------
   Federal statutory tax rate......................    (34.0)%        (34.0)%
   Increase (decrease) resulting from:
     State taxes...................................     (7.6)         (10.6)
     Other accrued expenses........................      0.4             --
     Valuation allowance...........................     41.3           45.1
                                                       -----          -----
   Effective rate..................................      0.1 %          0.5 %
                                                       =====          =====

  The Bank has established a valuation allowance of approximately $1,135,000 and $110,000 at December 31, 1999 and 1998, respectively. The valuation allowance has been established due to the Bank's limited operating history and management's inability to determine whether or not the deferred tax asset will be realizable in the future.

  The Bank has a net operating loss carryforward of approximately $1,559,500 for federal income tax purposes which expires through 2019. In addition, the Bank has a net operating loss carryforward of approximately $1,558,900 for state franchise tax purposes which expires through 2006.

10. Shareholders' Equity

  On March 1, 1999, the Bank sold 2,090,628 of its common stock that raised approximately $8,298,300 through an initial public offering, net of approximately $64,200 in related expense. Concurrent with the completion of the offering, the Bank received final approval from the DFI to commence operations and from the FDIC on its application for the insurance of its customers' deposit accounts. The Bank commenced operations on March 1, 1999.

  On April 20, 1999, the Bank's Board of Directors authorized a 1.25 for 1.00 stock split, which was approved by the California Department of Financial Institutions (DFI) on May 21, 1999. Additionally,

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998

Pacific Mercantile Bank will effect a two-for-one stock split that will become effective prior to the completion of the offering (see Note 16). Share and per share data have been adjusted herein to give effect to the split.

  In November 1999, the Bank completed a second offering in which it sold 1,629,532 shares of its common stock that raised approximately $10,720,900, net of approximately $278,500 in related expense.

  Under California law, the directors of the Bank may declare distributions to shareholders subject to the restriction that the amount available for the payment of cash dividends shall be the lesser of retained earnings of the Bank or the Bank's net income for its last three fiscal years (less the amount of any distributions to shareholders made during such period). If the above test is not met, distributions to shareholders may be made only with the prior approval of the Commissioner of the California Department of Financial Institutions ("Commissioner") and in an amount not exceeding the greatest of a bank's retained earnings, a bank's net income for its last fiscal year or a bank's net income for its current fiscal year. If the Commissioner finds that the shareholders' equity of a bank is not adequate, or that the making by a bank of a distribution to shareholders would be unsafe or unsound for the bank, the Commissioner can order a bank not to make any distribution to shareholders.

  The ability of the Bank to pay dividends is further restricted under the Federal Deposit Insurance Corporation Improvement Act of 1991 which prohibits a bank from paying dividends if, after making such payment, the bank would fail to meet any of its minimum capital requirements. Under the Financial Institutions Supervisory Act and Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, federal banking regulators also have authority to prohibit financial institutions from engaging in business practices which are considered to be unsafe or unsound. It is possible, depending upon the financial condition of the Bank and other factors, that regulators could assert that the payment of dividends in some circumstances might constitute unsafe or unsound practices. Therefore, the Bank's federal regulatory agency might prohibit the payment of dividends even though such payments would otherwise be technically permissible.

11. Commitments and Contingencies

  The Bank leases certain facilities and equipment under various non-cancelable operating leases. Rent expense for the year ended December 31, 1999 and for the period from inception (May 29, 1998) through December 31, 1998 was $171,300 and $20,800, respectively.

  Future minimum non-cancelable lease commitments are as follows:

       2000.......................................................... $  405,000
       2001..........................................................    223,300
       2002..........................................................    105,300
       2003..........................................................     94,500
       2004..........................................................     92,700
       Thereafter....................................................    104,600
                                                                      ----------
         Total....................................................... $1,025,400
                                                                      ==========

  In order to meet the financing needs of its customers in the normal course of business, the Bank is party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. At December 31, 1999, the Bank was committed to fund certain loans amounting to approximately $12,668,000.

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998


  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments generally have fixed expiration dates; however, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties.

  The Bank is subject to legal actions normally associated with financial institutions. At December 31, 1999, the Bank had no pending contingencies that would be material to the financial condition or results of operations of the Bank.

  The Bank is required to purchase stock in the Federal Reserve Bank in an amount equal to 6% of its capital, one-half of which must be paid currently with the balance due upon request.

12. Stock Option Plan

  On March 2, 1999, the Bank's Board of Directors adopted a stock option plan (the "Option Plan"). The Option Plan provides for the granting of options to directors, officers and other key employees, entitling them to purchase shares of common stock of the Bank at a price per share equal to 100% of the fair market value of the Bank's shares on the date the option is granted. The Option Plan further provides that if the Bank sells or issues any additional shares of common stock (other than pursuant to the exercise of options under the Option
Plan), the number of shares issuable pursuant to the Option Plan will be automatically increased by a number equal to 20% of the additional shares that are sold or issued. The Option Plan provides that the total number of shares for which options may be granted under the Option Plan shall be 725,906 shares.

  On March 2, 1999, the Bank granted options to purchase a total of 363,334 shares of common stock of the Bank, at a price of $4 per share to directors, officers and other key employees of the Bank. Options outstanding under the Option Plan have been granted at prices equal to or above the market value of the stock on the date of grant, vest over a five year period, and expire 10 years after the grant date.

  The status of the Bank's Option Plan as of December 31, 1999 is summarized below:

                                                                        Weighted
                                                                        Average
                                                              Number of Exercise
                                                               Shares    Price
                                                              --------- --------
   Outstanding, December 31, 1998............................      --      --
     Granted.................................................  382,106   $4.00
     Exercised...............................................      --      --
     Cancelled...............................................   (2,000)  $4.00
                                                               -------
   Outstanding, December 31, 1999............................  380,106   $4.00
                                                               =======

  The Bank continues to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. Had compensation expense for the Bank's Option Plan been determined based upon the fair value at the grant

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998

date for awards under the plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Bank's net loss and loss per share would have been reduced to the pro forma amounts indicated below.

       Net loss:
         As reported............................................... $(2,750,200)
         Pro forma.................................................  (2,820,200)
       Loss per share:
         As reported............................................... $     (1.12)
         Pro forma.................................................       (1.15)

  The weighted average fair value of each option granted during the year ended December 31, 1999, estimated on the date of grant using the Black-Scholes option-pricing model ranged from $0.92 to $1.00. The fair value of the grants were estimated using the following assumptions: no dividend yield, no expected volatility, risk-free interest rates ranging from 5.27% to 5.81%, and an expected life of 5 years.

13. Regulatory Matters and Capital/Operating Plans

  The Bancorp and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can lead to certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bancorp's operating results or financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action that apply to all bank holding companies and FDIC insured banks in the United States, the Bancorp (on a consolidated basis) and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bancorp's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bancorp (on a consolidated basis) and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank met all capital adequacy requirements to which it is subject.

  As of December 31, 1999, based on the regulations, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events that management believes have changed the institution's category.

  The Bank's actual capital amounts and ratios as of December 31, 1999 are also presented in the following table:

                                                                                        To be Well Capitalized
                                                                                    Under Prompt Corrective Action
                                 Actual          For Capital Adequacy Purposes                Provisions
                            -----------------  ---------------------------------  ----------------------------------
                              Amount    Ratio    Amount           Ratio             Amount            Ratio
                            ----------- -----  ---------- ----------------------  ---------- -----------------------
   Total Capital to Risk
     Weighted Assets....... $16,717,000 30.2%  $4,422,500 (greater than or =)8.0% $5,528,200 (greater than or =)10.0%
   Tier I Capital to Risk
     Weighted Assets.......  16,026,800 29.0%   2,211,300 (greater than or =)4.0%  3,316,900 (greater than or =) 6.0%
   Tier I Capital to
     Average Assets........  16,026,800 24.3%   2,632,400 (greater than or =)4.0%  3,290,500 (greater than or =) 5.0%

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998


  In addition, the Bank has agreed to maintain a Tier I Capital to Average Asset ratio of at least eight percent until March 1, 2002.

14. Fair Value of Financial Instruments

  Fair value estimates are made at a discreet point in time based on relevant market information and information about the financial instruments. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, prepayment assumptions, future expected loss experience and other such factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of existing and anticipated future customer relationships and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include other real estate owned and premises and equipment.

  The following methods and assumptions were used to estimate the fair value of financial instruments.

 Cash and Cash Equivalents

  The fair value of cash and cash equivalents approximates its carrying value.

 Interest Bearing Deposits with Financial Institutions

  The fair value of interest bearing deposits maturing within ninety days approximate their carrying values.

 Securities Available for Sale

  For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

 Loans Held for Sale

  The fair value of loans held for sale is based on commitments on hand from investors or prevailing market prices.

 Loans

  The fair value for loans with variable interest rates is the carrying amount. The fair value of fixed rate loans is derived by calculating the discounted value of future cash flows expected to be received by the various homogeneous categories of loans. All loans have been adjusted to reflect changes in credit risk.

 Deposits

  The fair value of demand deposits, savings deposits, and money market deposits is defined as the amounts payable on demand at year-end. The fair value of fixed maturity certificates of deposit is estimated based on the discounted value of the future cash flows expected to be paid on the deposits.

                           PACIFIC MERCANTILE BANCORP

                           December 31, 1999 and 1998


 Commitments to Extend Credit and Standby Letters of Credit

  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the parties involved. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of these unrecorded financial instruments is estimated to approximate the notional amounts at December 31, 1999.

  The estimated fair values and related carrying amounts of the Bank's financial instruments are as follows:

                                                         Carrying    Estimated
                                                          Amount    Fair Value
                                                        ----------- -----------
   Financial Assets:
     Cash and cash equivalents........................  $38,498,200 $38,498,200
     Interest bearing deposits with financial
      institutions....................................    1,386,000   1,386,000
     Securities available for sale....................    2,668,800   2,668,800
     Loans held for sale..............................    3,844,800   3,884,800
     Loans, net.......................................   43,198,400  41,977,700

   Financial Liabilities:
     Noninterest bearing deposits.....................   16,607,800  16,607,800
     Interest bearing deposits........................   57,892,400  57,660,300

  In all cases, the estimated fair values of the Bank's financial instruments are equal to their respective book values at December 31, 1998.

15. Parent Company Information

  Bancorp has only nominal assets and will not have conducted any business through January 28, 2000.

16. Subsequent Event (unaudited)

  The Bancorp intends to offer for sale, during the second quarter ending June 30, 2000, 3,000,000 shares of its common stock in a public offering to be registered under the Securities Act of 1933. The Bancorp expects that the proceeds of this public offering, net of underwriting discounts and commissions and other expenses, will total approximately $38 million. In conjunction with the offering, Bancorp expects to issue to Paulson Investment Company, Inc., the representative of the underwriters, warrants to purchase 300,000 shares of Bancorp common stock at an exercise price per share equal to 120% of the common stock public offering price per share.

                             [PHOTOGRAPHS/GRAPHICS]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Until           , 2000, all dealers effecting transactions in our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                3,000,000 Shares


               [LOGO OF PACIFIC MERCANTILE BANCORP APPEARS HERE]

                           Pacific Mercantile Bancorp

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                               Paulson Investment
                                 Company, Inc.

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                                  To be Paid by
                                                                  the Registrant
                                                                  --------------
      SEC registration fee.......................................   $12,523.50
      NASD filing fee............................................       *
      NASDAQ National Market application fee.....................       *
      Printing and engraving expenses............................       *
      Legal fees and expenses....................................       *
      Accounting fees and expenses...............................       *
      Transfer agent and registrar fees..........................       *
      Miscellaneous..............................................       *
                                                                    ----------
        Total....................................................   $     *
                                                                    ==========

--------
  * To be filed by amendment

Item 14. Indemnification of Directors and Officers

  (a) As permitted by the California General Corporation Law ("CGCL"), the Registrant's Articles of Incorporation eliminate the liability of its directors for monetary damages to the fullest extent permissible under the CGCL and in excess of that otherwise permitted under the CGCL. The Registrant's Bylaws provide for a similar indemnity to directors and officers of the Registrant to the fullest extent authorized by the CGCL.

  (b) Pursuant to the authority contained in the Registrant's Bylaws, the Registrant maintains liability insurance covering all of the Registrant's officers and directors.

Item 15. Recent Sales of Unregistered Securities

  The Bancorp will issue a total of 3,720,162 shares of its common stock to the former shareholders of Pacific Mercantile Bank (the "Bank") pursuant to the terms of an Plan of Reorganization and Merger Agreement entered into as of February 29, 2000, following approval of that Agreement and the transactions contemplated thereby by the Bank's shareholders in January 2000. Pursuant to that Agreement (i) the Bank will be merged with a new-formed wholly owned subsidiary of the Bancorp, (ii) the Bank will be the surviving corporation in that merger and, as a result thereof, will become a wholly owned subsidiary of the Bancorp, and (iii) each of the 3,720,162 shares of common stock of the Bank that will be outstanding at the time of that merger will be automatically converted into one share of common stock of the Bancorp. The Bancorp has relied on the exemption from registration under the Securities Act of 1933 provided by
Section 3(a)(12) for this transaction, which exempts equity securities issued in connection with the acquisition by a holding company of a bank under Section 3(a) of the Bank Holding company Act of 1956.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

 Exhibit No. Description
 ----------- -----------
     1.1     Form of Underwriting Agreement
     1.2     Form of Underwriter's Warrant
     2.1     Plan of Reorganization and Merger Agreement, dated as of February
              29, 2000, between Pacific Mercantile Bank and PMSub
     3.1     Articles of Incorporation of Pacific Mercantile Bancorp
     3.2     Bylaws of Pacific Mercantile Bancorp
     4.1     Specimen form of stock certificate for Common Stock
     5.1*    Opinion of Stradling Yocca Carlson & Rauth, a Professional
              Corporation
    10.1     1999 Incentive Stock Option and Nonqualified Option Plan (the
              "1999 Plan")
    10.2     Form of Stock Option Agreement pertaining to the 1999 Plan
    10.3*    Employment Agreement, dated April 23, 1999, between Raymond E.
              Dellerba and Pacific Mercantile Bank
    10.4*    Form of Severance Agreement to be entered into between the Bank and John J. McCauley, John P. Cronin and Daniel L. Erickson,
              respectively
    10.5     Office Space Lease, dated December 8, 1999, between the Irvine
              Company and Pacific Mercantile Bank
    10.6     Sublease dated as of August 3, 1999, between Wells Fargo Bank,
              N.A. and Pacific Mercantile Bank
    10.7     Sublease, dated as of September 16, 1998, between Washington
              Mutual Bank, FA, and Pacific Mercantile Bank
    10.8     Standard Internet Banking System License Agreement, dated as of
              January 29, 1999, between Q-UP Systems and Pacific Mercantile
              Bank
    10.9     ODFI--Originator Agreement for Automated Clearing House Entries,
              dated as of February 16, 1999, between eFunds Corporation and
              Pacific Mercantile Bank (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Securities Act of 1933.)
    11.1     Statement regarding computation of pro forma net income per share
    23.1*    Consent of Stradling Yocca Carlson & Rauth, a Professional
              Corporation (included in Exhibit 5.1 hereto)
    23.2     Consent of Arthur Andersen LLP
    24.1     Power of Attorney (contained on the signature page of this
              Registration Statement)
    27.1     Financial Data Schedule

--------
*  To be filed by amendment.

 (b) Financial Statement Schedules

  All other schedules are omitted because they are not required under the related instructions, are inapplicable, or the information is included in the financial statements or the notes thereto.

Item 17. Undertakings

  The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 28th day of March, 2000.

                                          PACIFIC MERCANTILE BANCORP

                                                /s/ Raymond E. Dellerba
                                          By: _________________________________
                                                    Raymond E. Dellerba
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  We, the undersigned directors and officers of Pacific Mercantile Bancorp, do hereby constitute and appoint Raymond E. Dellerba and Daniel L. Erickson, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                  Date
             ---------                           -----                  ----

    /s/ Raymond E. Dellerba          President, Chief Executive    March 28, 2000
____________________________________  Officer and Director
        Raymond E. Dellerba           (Principal Executive
                                      Officer)

     /s/ Daniel L. Erickson          Executive Vice President and  March 28, 2000
____________________________________  Chief Financial Officer
         Daniel L. Erickson           (Principal Financial and
                                      Accounting Officer)

      /s/ John J. McCauley           Executive Vice President,     March 28, 2000
____________________________________  Chief Operating Officer,
          John J. McCauley            Chief Credit Officer and
                                      Director

        /s/ George Wells             Chairman of the Board and     March 28, 2000
____________________________________  Director
            George Wells

      /s/ Richard M. Torre           Vice Chairman of the Board    March 28, 2000
____________________________________  and Director
          Richard M. Torre


             Signature                           Title                  Date
             ---------                           -----                  ----
     /s/ Ronald W. Chrislip                    Director            March 28, 2000
____________________________________
         Ronald W. Chrislip

    /s/ Julia M. DiGiovanni                    Director            March 28, 2000
____________________________________
        Julia M. DiGiovanni

      /s/ Warren T. Finley                     Director            March 28, 2000
____________________________________
          Warren T. Finley

     /s/ John Thomas, M.D.                     Director            March 28, 2000
____________________________________
         John Thomas, M.D.

     /s/ Robert E. Williams                    Director            March 28, 2000
____________________________________
         Robert E. Williams

                                 EXHIBIT INDEX

                                                              Sequentially
 Exhibit No.                   Description                    Numbered Page
 -----------                   -----------                    ------------- ---
     1.1     Form of Underwriting Agreement
     1.2     Form of Underwriter's Warrant
     2.1     Plan of Reorganization and Merger Agreement,
              dated as of February 29, 2000, between
              Pacific Mercantile Bank and PMSUB and
     3.1     Articles of Incorporation of Pacific
              Mercantile Bancorp
     3.2     Bylaws of Pacific Mercantile Bancorp
     4.1     Specimen form of stock certificate for Common
              Stock
     5.1*    Opinion of Stradling Yocca Carlson & Rauth, a
              Professional Corporation
    10.1     1999 Incentive Stock Option and Nonqualified
              Option Plan (the "1999 Plan")
    10.2     Form of Stock Option Agreement pertaining to
              the 1999 Plan
    10.3*    Employment Agreement, dated April 23, 1999
              between Raymond E. Dellerba and Pacific
              Mercantile Bank
    10.4*    Form of Severance Agreement to be entered into
              between the Bank and John J. McCauley, John
              P. Cronin and Daniel L. Erikson, respectively
    10.5     Office Space Lease, dated December 8, 1999,
              between the Irvine Company and Pacific
              Mercantile Bank
    10.6     Sublease, dated as of August 3, 1999, between
              Wells Fargo Bank, N.A. and Pacific Mercantile
              Bank
    10.7     Sublease, dated as of September 16, 1998,
              between Washington Mutual Bank, FA, and
              Pacific Mercantile Bank
    10.8     Standard Internet Banking System Licensing
              Agreement, dated as of January 29, 1999,
              between Q-UP Systems and Pacific Mercantile
              Bank
    10.9     ODFI-Originator Agreement for Automated
              Clearing House Entries, dated as of February
              16, 1999, between eFunds Corporation and
              Pacific Mercantile Bank (Portions of this
              Exhibit are omitted and were filed separately
              with the Secretary of the Commission pursuant
              to the Registrant's application requesting
              confidential treatment under Rule 406 of the
              Securities Act of 1933.)
    11.1     Statement regarding computation of pro forma
              net income per share
    23.1*    Consent of Stradling Yocca Carlson & Rauth, a
              Professional Corporation (included in Exhibit
              5.1 hereto)
    23.2     Consent of Arthur Andersen LLP
    24.1     Power of Attorney (contained on the signature
              page of this Registration Statement)
    27.1     Financial Data Schedule

--------
* To be filed by amendment.

                                      E-1